FUNDING AGREEMENT

This Funding Agreement (the “Agreement”), effective as of September 30, 2014 (the “Effective Date”), is entered into between NCR, BAT, API, Windward and the LLC (each as defined below).

The following recitals are incorporated into this Agreement:

WHEREAS an agreement between BAT, Windward (t/k/a Wiggins Teape Appleton p.l.c.) and Wiggins Teape Appleton (Holdings) p.l.c. to effect a demerger of certain BAT subsidiaries (including API) was concluded in the 1990 Demerger Agreement and API ceased to be a part of the BAT Group as a consequence of the 1990 Demerger Agreement; and

WHEREAS effective February 12, 1998, NCR, on the one hand, and API and BAT, on the other hand, entered into a CSA (as defined below) for the allocation of certain costs related to liabilities for PCB contamination at the Fox River and Future Sites; and

WHEREAS on November 9, 2001, Windward, API, and certain API Affiliates entered into certain agreements pursuant to which Windward agreed indirectly to indemnify API for certain costs relating to PCB contamination at the Fox River and Future Sites, and API granted Windward control over related litigation (the “Windward/API Indemnity Agreements”); and

WHEREAS on February 10, 2012, BAT issued proceedings in the English High Court against API and Windward claiming indemnity (under, amongst other things, the terms of the 1990 Demerger Agreement) for any costs that BAT may be compelled to pay under the CSA, and API and Windward have disputed that they owe any indemnity obligations to BAT and API has asserted counterclaims against BAT for contribution with respect to amounts that it has been or may be compelled to pay under the CSA; and

WHEREAS on March 29, 2013, NCR initiated an arbitration against API under the CSA, claiming that API is liable to it under the CSA for sixty percent (60%) of costs it had incurred at the Fox River since April 2012 and for sixty percent (60%) of costs NCR will incur at the Fox River in the future, which liabilities API contested, and API has asserted counterclaims against NCR to recover for past remediation costs incurred at the Fox River; and

WHEREAS BAT issued proceedings in (i) the English High Court on December 9, 2013, and (ii) the Nanterre Commercial Court in France on December 12, 2013 against Sequana, a former parent of Windward, and Windward, claiming that Sequana should return to Windward certain dividends that Windward declared in favor of Sequana on or about December 17, 2008 and May 18, 2009, and that could be used by Windward to cover (in whole or in part) its liabilities to API and BAT for any costs they might incur under the CSA; and

WHEREAS NCR and API have each appealed from certain decisions of the United States District Court for the Eastern District of Wisconsin, the resolution of which may impact the rights NCR and/or API may have to recover from any PRPs, the Governments, and any other

CONFIDENTIAL TREATMENT REQUESTED.

non-parties, pursuant to CERCLA, funds that could reduce the obligations of the Parties (as defined below) under the Agreement; and

WHEREAS on May 8, 2014, Windward issued proceedings in the English High Court against Sequana and certain former directors of Windward seeking to recover the Sequana Dividends; and

WHEREAS on or around August 15, 2014, an Arbitration Decision was issued by the panel of arbitrators but, at the request of NCR and API, has not been delivered to NCR and API and has remained undisclosed; and

WHEREAS on September 25, 2014, the United States Court of Appeals for the Seventh Circuit reversed and remanded, in part, certain decisions of the United States District Court for the Eastern District of Wisconsin in the Whiting Action and the Enforcement Action in which certain of NCR’s and API’s claims and defenses, including claims under CERCLA §§ 107 and 113 and the defense that the harm to the Fox River is divisible, were reinstated; and

WHEREAS BAT has formed the LLC to collect amounts from, and pay amounts to, various Settling Parties under this Agreement; and

WHEREAS the Settling Parties (as defined below) have a common interest in maximizing recoveries from certain third parties to aid the funding of Fox River Costs and Future Sites Costs and in minimizing their own transaction costs, and accordingly they wish to resolve certain of the above disputes between them to remove the associated litigation risks and potential adverse financial implications arising therefrom, without admitting liability as to any contention, claim or allegation;

NOW THEREFORE, in consideration of all of the covenants, representations and other valuable consideration set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, NCR, API, BAT, Windward and the LLC agree as follows:

1. Defined Terms. As used in this Agreement (including in the introductory paragraphs hereto), the following terms have the meanings specified below:
1.1 “1990 Demerger Agreement” means the demerger agreement dated May 10, 1990 between BAT, Wiggins Teape Appleton p.l.c. and Wiggins Teape-Appleton (Holdings) p.l.c.
1.2 “AAA” means the American Arbitration Association.
1.3 “Advisor Claim” is as defined in 8.6(b).

1.4 “Advisor Claim Recoveries” means the amount of monies (less any taxes that may be imposed or may be required to be withheld or later paid (after giving effect to any tax refund (or similar tax offset to the tax imposed or withheld) actually received by the recovering Party)  paid as a result of a judgment, award or settlement of the Advisor Claims, and excludes

CONFIDENTIAL TREATMENT REQUESTED.

those monies that are awarded or agreed in any settlement to be in favor of the LLC for attorneys’ fees or costs.

1.5 “Affiliates” means, with respect to a specified Person or Party, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person or Party specified.

1.6 “Agreement” has the meaning assigned to such term in the introductory statement to this Agreement.
1.7 “API” means Appvion, Inc., formerly known as Appleton Papers Inc.
1.8 “API Caps” means the API Fox River Cap and the API Future Sites Cap, collectively.
1.9 “API Fox River Cap” is as defined in Section 13.1(a).
1.10 “API Future Sites Cap” is as defined in Section 13.1(b).
1.11 “API Counterclaims” means any and all Claims asserted by API against BAT in the UK Indemnity Proceedings.
1.12 “Arbitrator” is as defined in Section 18.
1.13 “Arbitration Decision” means the Award issued by the Panel in the pending arbitration between NCR and API captioned NCR Corporation v. Appleton Papers Inc., AAA No. 13-489-Y-00691-13.
1.14 “Arbitration Demand” is as defined in Section 18.2.
1.15 “BAT” means B.A.T Industries, p.l.c.
1.16 “BAT Indemnity Claims” means any and all Claims asserted by BAT against Windward and API in the UK Indemnity Proceedings.

1.17 “BAT Shortfall” means the aggregate of any payments or contributions made by BAT to the LLC under this Agreement that have not been reimbursed to BAT by way of distribution (or an election otherwise) under Section 11.1(a) and/or 11.3(a) of this Agreement or otherwise by a Party to this Agreement.

1.18 “Business Day” means any day that is not a Saturday, a Sunday or a public holiday or any other day on which commercial banks in New York City or in London are required by law to remain closed.
1.19 “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., regulations promulgated thereunder, and any amendments thereto.

CONFIDENTIAL TREATMENT REQUESTED.

1.20 “Claims” means any cause of action, chose of action, claim, counterclaim, investigation, administrative claim, arbitration, lawsuit, litigation or other proceeding brought or pending before any Judicial Authority.

1.21 “Common Interest Privilege Deed” means the deed between BAT and Windward confirming the terms upon which Windward will provide Documents to BAT in the form annexed hereto as Schedule II.
1.22 “Companies House” means the United Kingdom registrar of companies.

1.23 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

1.24 “CSA” means, collectively, the 1998 Confidential Settlement Agreement, effective February 12, 1998; the Subsequent Allocation Arbitration Agreement, effective February 12, 1998; the Joint Insurance Recovery Agreement, effective February 12, 1998; and the Subsequent Allocation Arbitration Award, dated November 28, 2005.

1.25 “Dispute Notice” is as defined in Section 18.1.
1.26 “Document” for the purposes of Section 8 shall have the meaning given to it in English Civil Procedure Rule 31.4 (as amended from time to time).
1.27 “Effective Date” is as defined in the introductory statement of this Agreement.
1.28 “Election A BAT/NCR Arbitration” is as defined in Section 12.1(c).
1.29 “Election B BAT/NCR Arbitration” is as defined in Section 12.1(d).
1.30 “Enforcement Action” means United States et al. v. NCR Corp. et al., No. 10-cv-910 (E.D. Wis.).
1.31 “Excess Liability” is as defined in Section 12.3.
1.32 “Final BAT Rebate” is as defined in Section 12.3(e)(7).
1.33 “Final Floor Uplift” is as defined in Section 12.3(e)(2).
1.34 “Final Measuring Date” is as defined in Section 12.3(b)(1).
1.35 “Final Measuring Date Value” is as defined in Section 12.3(e)(1).
1.36 “Final Windward Growth” is as defined in Section 12.3(e)(1).

CONFIDENTIAL TREATMENT REQUESTED.

1.37 “Finding” for the purposes of Section 8.4 shall mean the finding of the United States District Court for the Eastern District of Wisconsin in the Whiting Action that “the terms of the 1978 assumption agreement are not broad enough to encompass the CERCLA liability at issue here [and, thus] API . . . is not a liable party under CERCLA”.

1.38 “Fox River” or “Fox River Site” shall have the same meaning ascribed to it in the CSA.
1.39 “Fox River Cash Call” is as defined in Section 4.1(b)(1).

1.40 “Fox River Costs” means costs paid by any Settling Party to any third parties, or incurred by any Settling Party whether as a liability, or settlement of liability or otherwise, to any third parties (including but not limited to pursuant to an injunction or judgment issued by a court, or pursuant to the Unilateral Administrative Order issued by the United States and the State of Wisconsin in November 2007), for Site Remediation, Long-Term Monitoring, Government Oversight Costs, CERCLA or other statutory liability, costs incurred by the Fox River Group, and/or Natural Resource Damages at the Fox River Site.  “Fox River Costs” also includes related services, such as but not limited to transportation and disposal, and goods and raw materials, such as but not limited to rocks and gravel, and taxes payable to any governments in connection with such costs.  Fox River Costs excludes defense costs and claims by private parties that would fall within the definition of “Excepted Matters” under the CSA.    For the avoidance of doubt, the definition of Fox River Costs is no broader or narrower than the costs subject to the CSA.

1.41 “Fox River Group” means the group formed by the Fort Howard Corporation (n/k/a Georgia-Pacific LLC), Glatfelter Company, the Riverside Paper Corporation, the U.S. Paper Mills Corporation, and Wisconsin Tissue Mills, Inc., and later joined by NCR and API.

1.42 “Fox River LLC” means the Lower Fox River Remediation LLC, a Delaware Limited Liability Company formed April 27, 2009.
1.43 “Further Excess Liability” means Excess Liability, if any, that BAT incurs after Windward’s Second Payment.
1.44 “Future Sites” shall have the same meaning ascribed to it in the CSA.

1.45 “Future Sites Costs” means costs paid or incurred by any Settling Party for Remediation at a Future Site including but not restricted to any costs of the type that had they been paid or incurred in connection with the Fox River Site would have been a Fox River Cost.  Future Sites Costs excludes defense costs and claims by private parties that would fall within the definition of “Excepted Matters” under the CSA.    For the avoidance of doubt, the definition of Future Sites Costs is no broader or narrower than the costs subject to the CSA.

1.46 “Future Sites Surplus” is as defined in Section 11.2(a).
1.47 “General Payments Account” is as defined in Section 6.1(e).

CONFIDENTIAL TREATMENT REQUESTED.

1.48 “Governments” or “Government” means the Federal Government of the United States of America, through any of its agencies, including but not limited to the Environmental Protection Agency, the Fish & Wildlife Service of the Department of the Interior, the National Oceanic and Atmospheric Administration of the Department of Commerce, and the United States Department of Justice; the Menominee Indian Tribe of Wisconsin; the Oneida Tribe Indians of Wisconsin, the State of Wisconsin, through any of its agencies, including but not limited to the Wisconsin Department of Justice and the Wisconsin Department of Natural Resources; and any other agency of any federal, state, or local governments, or Indian tribe, which may now or in the future assert claims arising out of or relating to the release or disposal of Hazardous Substances to or at the Fox River Site or Future Sites.

1.49 “Government Oversight Costs” means any cost of removal or remedial action incurred by the Governments, including but not limited to the costs of engaging contractors or paying employees to supervise or oversee work being done by PRPs.   “Government Oversight Costs” include any “indirect cost” or other mark-up or multiplier that the Governments generally include on their direct costs of removal or remedial action.

1.50 “Hazardous Substances” means hazardous substances as defined in Section 101(14) of CERCLA, 42 U.S.C. § 9601(14) and its corresponding regulations or amendments; solid or hazardous wastes as defined in Section 1004 of the Resource, Conservation and Recovery Act, 42 U.S.C. § 6903, and its corresponding regulations; and hazardous, dangerous, or toxic wastes or substances as defined or used in the Wisconsin Spill Act and its corresponding regulations or other comparable Wisconsin laws and regulations.

1.51 “Heads of Terms” means the Non-Binding Heads of Terms between BAT, API, NCR and Windward, dated August 15, 2014.
1.52 “Initial Floor Uplift” means an increase in the Windward Floor as further described in Section 12.3(c)(3).
1.53 “Initial Measuring Date” is as defined in Section 12.3(b)(1).
1.54 “Initial Measuring Date Value” is as defined in Section 12.3(c)(2).
1.55 “Initial Windward Growth” is as defined in Section 12.3(c)(2).
1.56 “Interest” means any interest payments calculated on a daily basis with reference to LIBOR as in effect from time to time (unless otherwise specified herein).
1.57 “Interim BAT Rebate” is as defined in Section 12.3(d)(7).
1.58 “Invalidity Event” is as defined in Section 27.2.

1.59 “Judicial Authority” means any governmental or regulatory commission, board, agency or instrumentality for the purposes of resolving a Claim, and any court, tribunal or

CONFIDENTIAL TREATMENT REQUESTED.

judicial body of competent jurisdiction, in each case whether federal, state, county, provincial, and whether local or foreign, and any arbitral panel or arbitrator (except the Arbitrator).
1.60 “LIBOR” means the twelve (12) month U.S. Dollar LIBOR interest rate.
1.61 “LLC” means BTI 2014 LLC, a Delaware limited liability company established by BAT in accordance with Section 3 and governed by the LLC Agreement annexed hereto as Exhibit A.
1.62 “LLC Agreement” means the LLC membership agreement substantially in the form annexed hereto as Exhibit A.
1.63 “LLC Principles” is as defined in Section 3.2.
1.64 “LLC Surplus” is as defined in Section 11.
1.65 “London Business Day” means any day that is not a Saturday, a Sunday or a public holiday or any other day on which commercial banks in London are required by law to remain closed.

1.66 “Long-Term Monitoring” means any work required to monitor environmental conditions (such as contaminant levels in fish (and other aquatic life), water, sediment, or soil) to assess progress in achieving remedial objectives and any measures required to maintain the effectiveness of the Site Remediation (including, but not limited to, periodic monitoring of engineered caps, repair or replacement of engineered caps, removal of engineered caps followed by dredging, and activities required by institutional controls).

1.67 “Material Obligation” means any of the obligations set out in Sections 2.2,  4,  5,  8,  10,  11,  12,  and 13 of this Agreement.  For the avoidance of doubt, the obligations listed herein are not to be interpreted as the only “material” obligations of the Parties, as the term “material” is used under applicable law.

1.68 “Mediator” is as defined in Section 18.4.
1.69 “Mediation Notice” is as defined in Section 18.2.
1.70 “Natural Resource Damages” is defined by reference to CERCLA § 101 et seq., and in regulations promulgated under CERCLA and in any amendments thereto.
1.71 “NCR” means NCR Corporation.

1.72 “NCR Adjustment” means the sum of (i) the $21.5 million difference between the payment NCR shall receive from the LLC under Section 5.1(i) and the total Fox River damages (with interest) that NCR incurred between April 10, 2012 and December 31, 2013, as claimed in the NCR/API Arbitration; and (ii) the difference between sixty percent (60%) of all Fox River

CONFIDENTIAL TREATMENT REQUESTED.

Costs paid or incurred beginning in January 1, 2014, and the fifty percent (50%) of Fox River Costs that shall be paid by the LLC under Section 5.1(ii) & Section 5.2.
1.73 “NCR/API Arbitration” means the arbitration initiated by NCR against API on March 29, 2013, captioned NCR Corporation v. Appleton Papers Inc., AAA No. 13-489-Y-00691-13.

1.74 “NCR/API Arbitration Record” means all pre-hearing and post-hearing briefing, deposition and trial transcripts, trial exhibits, and correspondence with the panel of arbitrators in the NCR/API Arbitration.

1.75 “NCR Fox River Demand” is as defined in Section 5.2(a).
1.76 “NCR Future Sites Demand” is as defined in Section 5.3(a).
1.77 “NCR Shortfall” means the NCR Adjustment less any amounts paid to NCR under Section 11.1(b) or Section 11.3(b) of this Agreement.
1.78 “Notice of Election” means notice in writing by BAT to NCR stating whether it has selected Election A or Election B under Section 12.1 substantially in the form of Exhibit D.
1.79 “Party” or “Parties” means API, Windward, BAT, the LLC or NCR, singly, and API, Windward, BAT, the LLC and NCR, collectively.
1.80 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Government or other entity.
1.81 “PRP” means a potentially responsible party under CERCLA.

1.82 “Recoveries” means the amount of monies (less any taxes that may be imposed or may be required to be withheld or later paid (after giving effect to any tax refund (or similar taxoffset to the tax imposed or withheld) actually received by the recovering Party)  recovered as a result of a judgment, decree, award or settlement of the claims of the Settling Parties described in Sections  8,  9,  and 10, and excludes those monies that are awarded in favor of a particular Settling Party solely for attorneys’ fees or costs.  For the avoidance of doubt, Recoveries shall not be reduced by any attorneys’ fees or costs expended in obtaining the judgment, award, decree or settlement.

1.83 “Remediation” means Site Remediation, Long-Term Monitoring, Government Oversight Costs and Natural Resource Damages.
1.84 “Second Adjusted Value” is as defined in Section 12.3(d)(2).
1.85 “Second Excess Liability” means Excess Liability, if any, that BAT incurs after Windward’s Initial Payment.

CONFIDENTIAL TREATMENT REQUESTED.

1.86 “Second Floor Uplift” means an increase in the Windward Floor as further described in Section 12.3(d).
1.87 “Second Measuring Date” is as defined in Section 12.3(b)(2).
1.88 “Second Measuring Date Value” is as defined in Section 12.3(d)(2).
1.89 “Second Windward Growth” is as defined in Section 12.3(d)(2)
1.90 “Section 6 Payments” is as defined in Section 6.1.
1.91 “Section 6 Payments Account” is as defined in Section 6.1.
1.92 “Section 6 Payment Date” is as defined in Section 6.1(a).
1.93 “Section 423 Claim” means Claim No: HC13B05329 in the High Court of Justice Chancery Division, between BAT and (1) Sequana; and (2) Windward.
1.94 “Sequana” means Sequana, S.A., a French corporation that is the former corporate parent of Windward.

1.95 “Sequana Dividends” means a dividend of, or in the approximate amount of €443 million (approximately equivalent to $616.5 million at the then-prevailing exchange rate) paid by Windward to Sequana, and/or setoff against a debt owed by Sequana to Windward, on or about December 17, 2008; and a further dividend of, or in the approximate amount of, €135 million (approximately equivalent to $184.2 million at the then-prevailing exchange rate) paid by Windward to Sequana, and/or setoff against a debt owed by Sequana to Windward, on or about May 18, 2009.

1.96 “Sequana Dividend Claims” means Claim No. HC14E01934 2014 in the High Court of Justice, Chancery Division, between (i) Windward; and (ii) Sequana and certain other Persons and (for the avoidance of doubt) all the claims, choses of action, causes of action or rights of Windward against Sequana and/or Windward’s former directors arising out of or in relation to the Sequana Dividends which are asserted in those proceedings; and any and all other claims, choses of action, causes of action or rights of Windward against Sequana and/or Windward’s former directors arising out of or in relation to the Sequana Dividends.

1.97 “Sequana Recoveries” means the amount of monies paid (less any taxes that may be imposed or may be required to be withheld or later paid (after giving effect to any tax refund (or similar tax offset to the tax imposed or withheld) actually received by the recovering Party)  as a result of a judgment, award or settlement of the Sequana Dividend Claims and/or Section 423 Claim, and excludes those monies that are awarded in favor of a particular Settling Party for attorneys’ fees or costs.

1.98 “Sequana Claim QC” is as defined in Section 8.6(d).

CONFIDENTIAL TREATMENT REQUESTED.

1.99 “Settling Parties” or “Settling Party” means API, Windward, BAT or NCR, singly, and API, Windward, BAT, and NCR, collectively.

1.100 “Site Remediation” means any response action (including but not limited to any investigations, and remedial or removal actions) or other activities required by the Governments pursuant to an administrative or court order (including an administrative settlement or order on consent), consent decree, settlement or judgment under CERCLA or any other environmental statute, rule or regulation, excepting only the obligations (1) to perform Long-Term Monitoring, (2) to pay Government Oversight Costs, and  (3) to pay Natural Resource Damages or to perform or fund projects designed to compensate for Natural Resource Damages.

1.101 “Term” or “Termination” is as defined in Section 29.
1.102 “True-Up Value” is as defined in Section 12.3(e)(2).

1.103 “UK Indemnity Proceedings” means Claim No. 2012 Folio No. 213 in the High Court of Justice of England and Wales, Queen’s Bench Division, Commercial Court between BAT and (1) Windward, and (2) API.

1.104 “UK Indemnity Proceedings Order” is as defined in Section 2.2(h)(2)
1.105 “Unreturned Funding Amount” is as defined in Section 6.1.
1.106 “Whiting Action” means Appleton Papers Inc. v. George A. Whiting Paper Co., No. 08-cv-16 (E.D. Wis.).
1.107 “Windward” means Windward Prospects Ltd.
1.108 “Windward Assignment” is as defined in Section 8.1.
1.109 “Windward Final Payment” is as defined in Section 12.3(e)(6)
1.110 “Windward Final True-Up” is as defined in Section 12.3(e).
1.111 “Windward Floor” is as defined in Section 12.3(a).
1.112 “Windward Initial Payment” is as defined in Section 12.3(c).
1.113 “Windward’s Second Payment” is as defined in Section 12.3(d)

1.114 “Windward/API Indemnity Agreements” means the Fox River AWA Environmental Indemnity Agreement between New Appleton LLC, API and Arjo Wiggins Appleton p.l.c., and the Fox River PDC Environmental Indemnity Agreement between Paperweight Development Corporation and New Appleton LLC, both dated November 9, 2001, and any amendments thereto.

CONFIDENTIAL TREATMENT REQUESTED.

2. Disposition of Pending Disputes Between Certain Settling Parties.

2.1 Arbitration Decision.  Upon the Effective Date, API and NCR shall instruct the AAA not to release the Arbitration Decision or the substance thereof to any Person, and to instruct the Panel not to release to, or discuss the Arbitration Decision or the substance thereof with, any Person, except as provided for in this Agreement.

(a)

The AAA shall maintain a copy of the Arbitration Decision in a “locked box” or confidential location.  If the AAA is unwilling or unable to maintain a confidential copy of the Arbitration Decision on behalf of API and NCR, NCR and API shall make alternative arrangements to have the Arbitration Decision remain undisclosed and placed in escrow or other similar location.

(b)

During the Term of this Agreement, the Arbitration Decision shall not be released to any person except (i) by order of the Arbitrator; (ii) by agreement of all Settling Parties; or (iii) pursuant to Section 27.3(f).

2.2 UK Indemnity Proceedings and Related Matters. Other than as provided below in this Section 2.2, upon the Effective Date the Settling Parties agree as follows:
(a)	Windward shall assign the Sequana Dividend Claims and the Advisor Claims in accordance with the provisions of Section 8.
(b)	Windward shall make the payments set out in Sections 4.2 of this Agreement and the Section 6 Payments (as they become due).
(c)	Windward shall indemnify BAT pursuant to the terms of Section 12.3 of this Agreement.
(d)

the BAT Indemnity Claims shall be discontinued pursuant to CPR Part 38, save that there shall be no order as to costs and, for the avoidance of doubt, the default provision in CPR Rule 38.6 shall not apply.  For the avoidance of doubt, this Section 2.2(d) does not affect, any other unknown claims that BAT may have against Windward under the 1990 Demerger Agreement in respect of issues other than liabilities arising in relation to the Fox River and Future Sites.

(e)	API shall make the payments set out in Section 4.3 of this Agreement (as they become due).
(f)

API shall discontinue the API Counterclaims in accordance with Section 2.2(h) below, save that there shall be no order as to costs and, for the avoidance of doubt, the default provision in CPR Rule 38.6 shall not apply.

CONFIDENTIAL TREATMENT REQUESTED.

(g)	BAT (or a BAT subsidiary) shall subscribe for shares in the LLC in the amounts and on the terms set out in Section 4.1 of this Agreement and the LLC Agreement.
(h)

(1) BAT and API agree to file and serve notices of discontinuance in accordance with CPR Part 38 as soon as reasonably practicable after the UK Indemnity Proceedings Order (as defined below) is sealed.

(2) BAT, API and Windward accordingly hereby agree to take all reasonable and necessary steps to obtain an order by consent to obtain permission for the discontinuance of the claims and counterclaims in the UK Indemnity Proceedings with no order as to costs in the terms of the draft Order annexed hereto as Exhibit B or in substantially the same terms (the “UK Indemnity Proceedings Order”).  BAT shall instruct its legal representatives to liaise with the Court to obtain the UK Indemnity Proceedings Order and thus to have the UK Indemnity Proceedings discontinued as soon as reasonably practical after the Effective Date.

(i)

BAT agrees that, except for as specifically provided under Section 27.3 below:  (1) it shall not seek to reinstate or re-commence the UK Indemnity Proceedings, or set aside its notice of discontinuance of the UK Indemnity Proceedings, or otherwise seek to revoke the UK Indemnity Proceedings Order or bring any Claims against Windward or API arising out of facts which are the same or substantially the same as those related to the BAT Indemnity Claims; (2)  if in breach of Section 2.2(i)(1) BAT, nevertheless, should seek to do so BAT shall pay Windward and/or API’s costs of opposing any such application on an indemnity basis; and (3)  Windward and API may produce this Section 2.2(i) and Section 27 or this Agreement to the Court if they should consider that it is necessary, to enforce the terms of this Section 2.2(i) and otherwise oppose any application by BAT that seeks to reinstate the UK Indemnity Proceedings.

(j)

BAT, API and Windward hereby agree that if by the conclusion of the Sequana Dividend Claims litigation (including all appeals) there has been no Invalidity Event and that the provisions of Section 27.3 have not been implemented, the BAT Indemnity Claims and the API Counterclaims shall be waived and released in full, and they shall take all reasonable and necessary steps to obtain an order by consent dismissing the UK Indemnity Proceedings with no order as to costs in the terms of the draft Order annexed hereto as Exhibit H or in substantially the same terms (the “UK Indemnity Proceedings Dismissal Order”).  BAT shall in such circumstances instruct its legal representatives to liaise with the Court to obtain the UK Indemnity Proceedings Dismissal Order and thus to have the UK Indemnity Proceedings dismissed as soon as reasonably practical.  Subject to the provisions of Section 27.3, BAT undertakes not to assert or

CONFIDENTIAL TREATMENT REQUESTED.

pursue any of the BAT Indemnity Claims against API and Windward, and API and Windward undertake not to assert or pursue any of the API Counterclaims against BAT, following execution of this Agreement.
(k)

Except to the extent that a Settling Party believes it is required by any applicable laws, regulatory or legal authority, BAT, API and Windward agree that they shall not make or release any public statement or statements in relation to the UK Indemnity Proceedings Order other than in the form of the statement that appears in Schedule I, unless otherwise agreed by mutual consent of the Settling Parties.

(l)

The agreement to discontinue proceedings or claims set out in this Section 2.2 shall not affect the terms of the indemnity provided by Windward in Section 12.3 and any claims which may be made pursuant to such indemnity.

(m)	Notwithstanding anything else to the contrary in this Agreement, the Parties agree that this Section 2.2 and any dispute arising out of it shall be governed by English law.
3. Establishment of the LLC and LLC Principles.

3.1 Prior to the execution of this Agreement, BAT has established BTI 2014 LLC, a Delaware limited liability company, pursuant to an LLC Agreement substantially in the form of Exhibit A.   The LLC Agreement may only be amended by BAT in accordance with the terms of this Agreement and in any event consistent with the LLC Principles.

3.2 The “LLC Principles” shall mean, collectively:
(a)

The LLC Agreement shall be in form and substance appropriate to give effect to the terms of this Agreement in all respects, provided that if a conflict exists between the terms of the LLC Agreement and this Agreement, the terms of this Agreement shall govern.  Should a conflict arise between the terms of the LLC Agreement and this Agreement with respect to the rights and obligations of the Parties, BAT shall amend the LLC Agreement to bring it into conformity with this Agreement;

(b)	The LLC shall not act in a manner that is inconsistent with the terms specified in this Agreement.
(c)	The LLC shall hold, pay and distribute funds held by it consistent with the provisions of this Agreement, and the LLC shall not commingle the funds with any other funds or property;
(d)	BAT shall not sell, assign, transfer or otherwise encumber its interest in the LLC to any Person other than a BAT Affiliate, provided that such CONFIDENTIAL TREATMENT REQUESTED. 13

BAT Affiliate shall conduct the business of the LLC in accordance with the terms of this Agreement and the LLC Principles;
(e)

Upon receipt by the LLC of documentation representing a demand for payment pursuant to Section 5 or Section 11 of this Agreement, the LLC shall pay to the applicable Settling Party the amount demanded within seven (7) Business Days, provided that the LLC shall make the payment specified in Section 5.1 on the date specified in Section 5.1;

(f)	The LLC shall provide the Settling Parties with monthly statements of the credits, debits and balance of the funds held by the LLC;
(g)	All payments made to the LLC shall be in immediately available funds and shall be denominated in United States dollars;
(h)	Except as specified in Section 11.2 of this Agreement, all funds held by the LLC shall be held in cash denominated in United States dollars;
(i)

BAT shall be responsible for one hundred percent (100%) of the set-up and operating costs of the LLC.  For the avoidance of doubt, operating costs shall not include any of the LLC’s payment obligations under this Agreement;

(j)

During the Term of this Agreement and while the LLC still has obligations under Section 11.3, the LLC shall not make any dividends or other distributions in respect of shares in the LLC or otherwise other than those provided for in this Agreement;

(k)	The LLC shall not sell, assign, transfer title or otherwise encumber any of its assets or issue any debt to any party other than as provided for in this Agreement;
(l)

The LLC Agreement shall not be terminable by BAT or its Affiliates, except by written approval of the Settling Parties (such approval not to be unreasonably withheld), before the Termination of this Agreement and before all payments and distributions have been made by the LLC as contemplated by Section 11.3 of this Agreement;

(m)

At any time, BAT may, acting reasonably, dissolve the LLC provided that in doing so it shall ensure that all assets of the LLC (including without limitation cash and all amounts, rights and assets under this Agreement including rights to any Recoveries) shall either be distributed to and held by BAT and BAT shall assume all obligations of the LLC under this Agreement or, if the dissolution is done at Termination, shall be, on dissolution of the LLC, distributed to the Parties as if the provisions of Section 11 apply to them; and

CONFIDENTIAL TREATMENT REQUESTED.

(n)

Where this Agreement contemplates that the LLC shall make a dividend or other distribution to BAT with respect to its membership interest, such dividend or other distribution shall be made at the option of BAT as a redemption or other cancellation of shares held or to be held by BAT, or as a return of capital, or by way of a dividend in respect of the shares of the LLC, or in any other manner permitted by law,  and for the purposes of facilitating the payment of such dividend or distribution, but without prejudice to Section 3.2(c), the LLC may resolve to reorganize or restructure its membership interests or its capital structure as it sees fit (consistent with the LLC Principles) and to issue or cancel any such membership interests or capital, without the need for the consent of any of the Parties.

3.3 BAT intends to treat (and intends to cause any BAT Affiliate that may, from time to time, own all of the membership interests in the LLC to treat) for U.S. Federal income tax purposes the LLC as a domestic eligible entity that is disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii).

4. Funding Obligations.
4.1 Funding Obligations of BAT.
(a)

Prior to the date hereof the LLC has issued 1,000 shares to BAT in consideration for (i) the payment by BAT of $77,080,998.35 and further in consideration for BAT’s agreement to pay up such further amounts in respect of such shares in accordance with the terms of this Agreement.  On September 30, the amount of $77,080,998.35 shall be applied on behalf of the LLC towards the funding of Fox River Costs as set forth in Section 5.1 and, for all intents and purposes (including for purposes of Section 4.3), shall be deemed to have been paid in response to a Fox River Cash Call.

(b)

After September 30, 2014, BAT shall make further cash payments by way of paying up for the shares in the LLC issued to it as is mentioned in Section 4.1(a) to enable the LLC to pay any NCR Fox River Demand, as defined in Section 5.2 below, in accordance with, and subject to, the following:

(1)

Upon receipt by the LLC of any NCR Fox River Demand, the LLC shall promptly, and in any event within one (1) Business Day thereafter, determine the difference between the available funds held by the LLC in the General Payments Account and the amount required to pay the NCR Fox River Demand plus an amount equal to any interest due under Section 5.2(b) and, should a negative difference exist, deliver to BAT (with a copy to each of the other Settling Parties) a notice,  in a  form substantially similar to Exhibit D of this Agreement (a  “Fox River Cash Call”), requiring

CONFIDENTIAL TREATMENT REQUESTED.

BAT to make further payment in respect of the shares in the LLC first issued to BAT, in an amount equal to such difference, as contemplated by Section 4.1(b)(2).
(2)

Subject to clause (3) below, within five (5)  Business Days of receipt of a Fox River Cash Call,  BAT shall pay up such amounts as are specified in any such Fox River Cash Call, in respect of the shares in the LLC first issued to BAT.

(3)

Notwithstanding the above, BAT shall only pay up further amounts to the LLC in respect of its membership interest in an amount equal to fifty percent (50%) of any portion of a Fox River Cash Call that requires funding from BAT due to API’s or Windward’s default on their payment obligations under this Agreement.  Subject to Section 18,  both BAT and NCR reserve their rights under this Agreement with regard to any amounts they are required to fund under this Section 4.1(b)(3) provided that the LLC shall not be liable to NCR for any amounts that BAT does not fund under this Section 4.1(b)(3) unless and until the default is cured.

4.2 Funding Obligations of Windward.
(a)	On September 30, 2014, Windward shall pay $10 million to NCR on behalf of the LLC towards the funding of Fox River Costs.
4.3 Funding Obligations of API.
(a)	On September 30, 2014, API shall pay $6 million to NCR towards the funding of Fox River Costs.
(b)	On February 1, 2015, API shall pay $4 million to NCR towards the funding of Fox River Costs.
(c)	On every September 1 during the Term of this Agreement, commencing on September 1, 2015, subject to the limitations set forth in Sections 11.5, 13.1(a) and 13.2, API shall pay to NCR the lesser of:
(1)

(x) fifty percent (50%) of the difference between (A) the aggregate amount of payments made by BAT under Section 4.1 pursuant to Fox River Cash Calls and  (B) any dividends or other distributions made by the LLC to BAT as contemplated in this Agreement, minus (y) the sum of the aggregate amount paid by API under this Section 4.3(c); or

CONFIDENTIAL TREATMENT REQUESTED.

(2)	$7.5 million.
(d)	On every September 1 during the Term of this Agreement, commencing on September 1, 2015, subject to the limitations set forth in Sections 11.5, 13.1(b) and 13.2, API shall pay to NCR the lesser of:
(1)

(x) fifty percent (50%) of the difference between (A) the aggregate amount of payments for Future Sites Costs made by BAT by way of paying up the shares in the LLC or otherwise and  (B) any dividends or other distributions made by the LLC to BAT as contemplated in this Agreement, minus (y) the sum of the aggregate amount paid by API under this Section 4.3(d); or

(2)	$7.5 million.
(e)

For the purposes of calculating API’s payments under Sections 4.3(c) and 4.3(d) above, and of accounting for these payments towards the API Caps, any payments API pays to NCR shall be first applied to fund the Fox River Costs and then applied to fund the Future Sites Costs and shall be subject to the limitations set forth in Section 13.2.

(f)

During the Term of this Agreement, for the purposes of calculating the amount of API’s payment under Sections 4.3(c) and 4.3(d), on August 15 of each year the LLC shall inform API and NCR of (i) the aggregate amounts BAT has paid up in respect of it shares pursuant to Fox River Cash Calls or any payments for Future Sites Costs made by BAT by way

CONFIDENTIAL TREATMENT REQUESTED.

of paying up the shares in the LLC or otherwise, respectively, and (ii) the aggregate amount of any dividends or other distributions BAT has received as contemplated in this Agreement.
5. Payments to NCR from the LLC.

5.1 Payment of Past Fox River Costs.  On September 30, 2014, the LLC shall make a one-time payment to NCR in the amount of $87,080,998.35 and API shall make the payment of $6 million in accordance with Section 4.3(a), for a total amount of $93,080,998.35, of which (i) $64.5 million shall be paid to provide funding to NCR for certain Fox River Costs (plus interest) that NCR incurred from April 10, 2012 through December 31, 2013; and (ii) $28,580,998.35   shall be paid to provide funding to NCR for certain Fox River Costs that NCR incurred from January 1, 2014 through October 1, 2014.

5.2 Payments for Post-October 1, 2014 Fox River Costs.  All Fox River Costs paid by NCR or invoiced to NCR after October 1, 2014, shall be funded fifty percent (50%) by NCR and fifty percent (50%) by the LLC and, where applicable, by API in accordance with Sections 4.3(b) and 4.3(c).

(a)

Upon paying (or being invoiced)any Post-October 1, 2014 Fox River Costs, NCR shall submit a written demand in a  form substantially similar to Exhibit E of this Agreement, for fifty percent (50%) of such Fox River Costs to the LLC  (an  “NCR Fox River Demand”).  Absent special circumstances, NCR shall make a maximum of one NCR Fox River Demand per month.    NCR shall provide documentation in connection with the NCR Fox River Demand evidencing that NCR has paid or has been invoiced to pay all such Fox River Costs.  For the avoidance of doubt, an NCR Fox River Demand supported by documentation showing that NCR has paid or has been invoiced to pay a cash call issued to NCR by the Fox River LLC (in respect of Fox River Costs) shall be sufficient to support an NCR Fox River Demand and to authorize payment by the LLC under Section 5.2(b).  The other Settling Parties may request that NCR provide further supporting documentation, and NCR shall provide such documentation if the request is reasonable.

(b)

Within seven (7) Business Days of receiving an NCR Fox River Demand, the LLC shall apply any funds held by the LLC in the General Payments Account to pay to NCR the full amount of the NCR Fox River Demand.    If within seven (7) Business Days of receiving an NCR Fox River Demand and subject to Section 4.1(b)(3), BAT has failed to fund the LLC in whole or in part or the LLC has failed to remit payment to NCR in whole or in part, the LLC shall pay interest at the rate of LIBOR+ 2% per annum to NCR until such funding or payment is made and shall add an amount equal to such interest to the next Fox River Cash Call issued to BAT under Section 4.1 or, if no NCR Fox River Demand is received by the LLC in

CONFIDENTIAL TREATMENT REQUESTED.

the month following the date the delinquent NCR Fox River Demand was due, issue a special cash call to BAT for an amount equal to the interest accrued under this Section 4.1(b)(3).
(c)

Any objections, disputes, or requests for additional documentation concerning an NCR Fox River Demand shall not excuse, nor allow any delay of, the payment to, or funding of, the LLC by any Settling Party hereto or the payment by the LLC of the NCR Fox River Demand amount.  Any such dispute shall be subject to the dispute resolution procedures set forth in Section 18,  except that in any such dispute a Settling Party objecting to payment may raise a claim based on its objection only if the NCR Fox River Demand has been paid by the LLC (or, in the case of any dispute pertaining to multiple NCR Demands on the same or similar grounds, only after all such NCR Fox River Demands received by BAT prior to the filing of a Dispute Notice have been paid by the LLC).    Should there be any delay by any Settling Party in the payment to, or funding of, the LLC or in the payment of any NCR Fox River Demand, such Settling Party shall have two (2) Business Days during which to cure such delay and provide the required funding.  If such funding or payment is not provided within two (2) Business Days, the Arbitrator shall have the power to grant any remedy to address such funding or payment failure, including but not limited to requiring the delinquent Settling Party to pay Interest at the rate of LIBOR+ 2% per annum to NCR  (as determined two (2) London Business Days before such funding or payment was due).  If it is determined by the Arbitrator that NCR should not have been paid any payment or part thereof in an NCR Fox River Demand, the Arbitrator shall have the power to require NCR to repay such payment (or part thereof) plus Interest at the rate of LIBOR+ 2% per annum measured from the date the payment has been made to NCR until the date it is repaid by NCR to the LLC.

(d)

NCR shall credit the LLC for any payments it has received from APIunder Sections 4.3(b) and 4.3(c) and shall deduct an amount equal to such payments from the next NCR Fox River Demand (or Demands) that NCR submits to the LLC.

5.3 Payments of Future Site Surplus towards Future Sites Costs. In the event of a Future Site Surplus under Section 11.2, the Future Site Surplus shall be applied to any Future Sites Costs as follows:
(a)

Upon paying or incurring any Future Sites Costs, NCR shall submit a written demand, in a  form substantially similar to Exhibit E of this Agreement, for sixty percent (60%) of such Future Sites Costs to the LLC (the “NCR Future Sites Demand”).  NCR shall provide documentation in connection with its demand evidencing that NCR has paid or is required to

CONFIDENTIAL TREATMENT REQUESTED.

pay such Future Sites Costs. The other Settling Parties may request that NCR provide further supporting documentation, and NCR shall provide such documentation if the request is reasonable.
(b)

Within five  (5)  Business Days of receiving an NCR Future Sites Demand,  the LLC shall tender payment to NCR of the lesser of (i) the full NCR Future Sites Demand amount, or (ii) the remaining amount held by the LLC in the General Payments Account, subject to the same process and conditions set forth in Section 5.2(c), it being understood and acknowledged that such the amount held by the LLC may be reduced by loans, dividends or other distributions previously made by the LLC to BAT under Section 11.1(a) and Section 11.4 with respect to BAT’s membership interest.

(c)

NCR shall credit the LLC for any payments it has received from API under Section 4.3(d) and shall deduct an amount equal to such payments from the next NCR Future Sites Demand (or Demands) that NCR submits to the LLC.

5.4 During the Term of this Agreement and subject to Section 5.2(c),  on a monthly basis, NCR shall provide the Parties with estimates of monthly and total Fox River Costs and, when available, revised estimates of Long Term Monitoring Costs, FRG Costs, Government Oversight Costs and NRD Costs when updated.

5.5 Except for its obligations under Section 8.2(e) and 8.3(c), nothing in this Agreement shall require BAT to make any payments into, or in respect of its shares in, the LLC in order to fund any Future Sites Costs.  Except for its obligations under Sections 5.3 and 11.2, nothing in this Agreement shall require the LLC to make any payments in respect of Future Sites Costs.  For the avoidance of doubt,  nothing in this Agreement shall affect NCR and BAT’s rights and obligations under the CSA, as between themselves, with respect to Future Sites Costs (if any).

6. Payments from Windward.

6.1 The LLC shall be entitled to payments towards the funding of the Fox River Costs or Future Site Costs (the “Section 6 Payments”) from Windward based on the difference between the aggregate amount of payments made by BAT to the LLC under Section 4.1 in respect of its shares in the LLC and the aggregate amount of dividends or other distributions received by BAT from the LLC under Section 11 in respect of its shares in the LLC (such difference the “Unreturned Funding Amount”) until the earlier of (i) such time as BAT has received dividends or other distributions from the LLC under Section 11 in respect of its shares in the LLC in an amount at least equal to the sum of all payments made by BAT to the LLC under Section 4.1 (subject to Section 11.5), or (ii) Termination.  Section 6 Payments shall be made by Windward to the LLC on the following terms:

CONFIDENTIAL TREATMENT REQUESTED.

(a)

Section 6 Payments shall be made on an annual basis, in arrears, on September 1 of every year (or on the first Business Day thereafter) (the “Section 6 Payment Date”), or in the event that the Agreement should terminate on a day other than a Section 6 Payment Date, on the Termination date and shall be calculated to be an amount equal to fifty percent (50%) of the prorated Interest that would have accrued on the Unreturned Funding Amount since the previous Section 6 Payment Date at a rate of LIBOR + 2% per annum  (LIBOR being determined and fixed for a given period with respect to which Section 6 Payments are to be made (2) London Business Days before the beginning of such period).

(b)

No fewer than ten (10) Business Days before the Section 6 Payment Date, the LLC shall provide Windward with a  calculation of the Section 6 Payments payable on such Section 6 Payment Date.  This statement shall include a breakdown of such calculation with respect to the Unreturned Funding Amount to the LLC by BAT for Fox River Costs.

(c)

On the Section 6 Payment Date or the Termination date,Windward shall pay its Section 6 Payments payable on such date, and the LLC shall credit funds so received, to the account of the LLC designated as the Section  6 Payments Account for payments in Section 7.

(d)	The LLC shall apply any funds received by it under this Section 6 to make a dividend or distribution to BAT with respect to its membership interest in the LLC.
(e)

The LLC shall deposit all payments received by it other than Section 6 Payments to the account of the LLC designated as the General Payments Account in Section 7 (the “General Payments Account”).  Except for distributions contemplated in Section 6.1(d), all payments and distributions to be made by the LLC, and any determination by the LLC as to the availability of funds, shall be made by using funds credited to the General Payments Account.  For the avoidance of doubt, the LLC shall not use the funds in the General Payments Account for any purpose other than those allowed by this Agreement.  The funds standing to the credit of the Section 6 Payment Account shall only be used to make distributions contemplated under Section 6.1(d).

7. Form of Payments.  All payments under this Agreement shall be made by wire transfer in immediately available funds and shall be denominated in United States dollars and paid to the following accounts:

if to the LLC:

for all Section 6 Payments:

[To be provided within a reasonable time after the Effective Date]

CONFIDENTIAL TREATMENT REQUESTED.

(the “Section 6 Payments Account”)

for all other payments:

[To be provided within a reasonable time after the Effective Date]

(the “General Payments Account”)

if to NCR:

[Subject to a request for confidential treatment.  Separately filed with the Commission.]

if to BAT:

[Subject to a request for confidential treatment.  Separately filed with the Commission.]

if to API:

[Subject to a request for confidential treatment.  Separately filed with the Commission.]

if to Windward:

[Subject to a request for confidential treatment.  Separately filed with the Commission.]

8. Assignment of the Sequana Dividend Claims and the Advisor Claims.

8.1 Windward hereby assigns absolutely all of its present and future rights, title, interest, and benefit in and to:   (i) the Sequana Dividend Claims to the LLC; and (ii) the Advisor Claims to the LLC as of the Effective Date (the “Windward Assignment”) on the following terms:

(a)

Windward shall cooperate fully with the LLC to give full effect to the Windward Assignment including (but not limited to) supporting any related court application to add the LLC for or substitute the LLC for Windward as a party to the Sequana Dividend Claims.

(b)	BAT shall fund any and all legal and other costs that the LLC incurs in order to pursue the Sequana Dividend Claims following the Windward Assignment.
(c)	For the avoidance of doubt any Sequana Recoveries will be dealt with in accordance with Section 10 of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED.

(d)

Each of the Settling Parties represents and warrants that it has not sold, assigned or otherwise transferred (and will not purport to sell, assign or transfer) any Claims that it has (being Claims which are subject to this Agreement) against any of the other Settling Parties to this Agreement.  For the avoidance of doubt, in respect of Windward, this includes any interest that Windward has in the API Counterclaims.

8.2 BAT’s Control of the Sequana Dividend Claims.    Following the Windward Assignment and subject to Sections 8.4 and 8.5, the LLC shall allow BAT to assume full control of the Sequana Dividend Claims.  In controlling the Sequana Dividend Claims, BAT shall:

(a)	Use all commercially reasonable and lawful means to enhance the prospect of the success of the Sequana Dividend Claims and to maximize the value of any recovery on such claims;
(b)	Provide LLC, API, Windward and NCR with timely and regular updates on the progress of the Sequana Dividend Claims;
(c)

Provide Windward with a copy of the final draft of any pleading to be filed in sufficient time to allow Windward forty-eight (48) hours (unless impractical to do so) to review and comment upon the relevant pleading;

(d)

Consider and so far as is reasonably practical incorporate into the documents referred to in Section 8.2(c) any reasonable comments received from Windward relating to the matters referred to in Section 8.4; and

(e)	In the event that BAT obtains Sequana Recoveries and Advisor Claim Recoveries, pay those Sequana Recoveries, if any, and Advisor Recoveries, if any, to the LLC.

8.3 BAT’s Section 423 Claim.    Windward shall remain a party to the Section 423 Claim.  BAT and Windward agree that (as far as is reasonably practical) they shall not take an adverse position to each other in the Section 423 Claim.  In particular, BAT and Windward agree that:

(a)	Windward and BAT shall cooperate to ensure that they maximize any Sequana Recoveries from the Section 423 Claim.
(b)	BAT shall not seek any damages or adverse award against Windward in the Section 423 Claim.
(c)

BAT shall take all reasonable steps to ensure that any Sequana Recoveries that result from the Section 423 Claims are paid directly to the LLC, failing which to Windward (who shall hold them on behalf of the LLC, and pay them to the LLC in accordance with Section 10.3).  To the extent

CONFIDENTIAL TREATMENT REQUESTED.

that Recoveries from the Section 423 Claim are paid to BAT instead of Windward, BAT agrees that it holds such Recoveries for the LLC and shall pay such Recoveries to the LLC.
(d)

Entering into this Agreement extinguishes any adversity (should any exist) with respect to the Section 423 Claim, and that by sharing any Documents pursuant to this Agreement neither of them intends to waive any confidentiality or privilege in such Document as against third parties.

8.4 In progressing the Sequana Dividend Claims,  the Section 423 Claim and the Advisor Claims (to the extent such Advisor Claims are pursued)  BAT shall not knowingly take any:  (i) position to prejudice or otherwise undermine in any way whatsoever the Finding; (ii) action that would have the effect of incurring or increasing API’s Fox River (or Future Site) liability; or (iii) action that would diminish any of API’s or NCR’s potential Recoveries from the Claims referred to in Section 9.

8.5 Windward’s Assistance and Cooperation in the Sequana Dividend Claims,  the Section 423 Claim and the Advisor Claims.  Windward shall provide all necessary and reasonable assistance to the LLC and to BAT to enable BAT to progress the Sequana Dividend Claims, the Section 423 Claim, and the Advisor Claims.   In particular, Windward shall:

(a)

By no later than October 6, 2014, provide the LLC and BAT with access to and the right to obtain, consistent with the Common Interest Privilege Deed, all Documents (including, for the avoidance of any doubt, all privileged material) in its (or in its Controlled Affiliates’ which for the avoidance of doubt shall include AWAB and AWBH )  possession, custody or control which are relevant to the Sequana Dividends, the Sequana Dividend Claims, and the Advisor Claims, including, as soon as reasonably practicable, any relevant documents held by third parties that are subject to Windward’s control.  API agrees that it shall provide any consents necessary for the provision of AWAB documents;

(b)

Immediately notify the LLC and BAT if any Documents not provided in accordance with Section 8.5(a) come to Windward’s attention at any time during the pendency of the Sequana Dividend Claims,  the Section 423 Claim, and/or the Advisor Claims (to the extent such Advisor Claims are pursued) (the “Additional Windward Documents”);

(c)	Provide the Additional Windward Documents as soon as is reasonably practical after becoming aware of the existence of such documents in accordance with Section 8.5(b);
(d)	Assist and cooperate in BAT’s or the LLC’s compliance with any court order and/or any case management directions including in particular, but not limited to, any disclosure orders;

CONFIDENTIAL TREATMENT REQUESTED.

(e)

Designate a single contact person who will be reasonably available to BAT and who will coordinate the provision to BAT or the LLC of reasonable assistance, including but not limited to coordinating BAT’s access to witnesses of fact for fact-checking and follow-up questions (factual or otherwise) as BAT reasonably deems necessary to vigorously pursue the Sequana Dividend Claims and/or any Advisor Claims that are pursued;

(f)

Ensure that any witnesses of fact within Windward’s control are reasonably available (i) for the LLC’s or BAT’s lawyers to interview; (ii) to prepare and to provide witness statements; and (iii) to prepare for, attend and give oral evidence in any court hearings including trial;

(g)

Assist with the preparation and verification of any statements of case and/or other reports or documents to be provided to the court prepared for the purposes of the Sequana Dividend Claims,  the Section 423 Claim, and/or the Advisor Claims (to the extent such Advisor Claims are pursued) to the extent that the LLC or BAT reasonably requires it to do so;

(h)

Not knowingly take any: (i) position to prejudice or otherwise undermine in any way the Sequana Dividend Claims and/or the Section 423 Claim, and/or the Advisor Claims (to the extent such Advisor Claims are pursued); or (ii) action that would diminish any potential recoveries in the Sequana Dividend Claims,  the Section 423 Claim, and/or the Advisor Claims (to the extent such Advisor Claims are pursued).  For the avoidance of doubt, nothing in this Agreement shall be interpreted to limit or restrict any witness from providing full, accurate, and complete testimony should such witness be required to provide sworn or attested testimony at deposition, in a witness statement, via affidavit, at trial, or in any other forum, proceeding, or manner;

(i)

Provide the LLC and BAT with a copy of the final draft of any statements of case and/or any other documents to be filed by Windward in the Section 423 Claim to allow the LLC and BAT not less than two (2) Business Days (unless impractical to do so) to review and comment upon the relevant pleading before it is filed; and

(j)	Consider and so far as reasonably practical incorporate into the documents referred to in Section 8.5(i) above any reasonable comments received from the LLC or BAT relating to the Section 423 Claim.
(k)	For the avoidance of doubt, the Arbitrator shall have the power to order that a Party produce such documents as required to comply with this Section 8.
8.6 Advisor Claims.

CONFIDENTIAL TREATMENT REQUESTED.

(a)

By no later than October 6, 2014, Windward shall provide BAT with access to and the right to obtain all Documents (including, for the avoidance of any doubt, all privileged material) in its (or in its Controlled Affiliates’, which for the avoidance of doubt shall include AWAB and AWBH)  possession or control which are relevant to an Advisor Claim (as defined in Section 8.6(b));

(b)

Notwithstanding the Windward Assignment, if, during the term of this Agreement, the LLC or BAT develops a good faith belief that Windward may have reasonable and viable claims against Freshfields Bruckhaus Deringer LLP, PriceWaterhouseCoopers LLP (or any of its affiliates), or Aon Accuracy (collectively, the “Advisors”) arising out of or relating to the Sequana Dividends (an “Advisor Claim”), then the LLC or BAT shall, in writing, notify Windward of its good faith belief and provide Windward with the evidentiary, and legal basis for its good faith belief so that Windward can make an independent judgment of the strength, viability and chances of success for such claim.

(c)	[Subject to a request for confidential treatment. Separately filed with the Commission.]
(d)	[Subject to a request for confidential treatment. Separately filed with the Commission.]
(e)	[Subject to a request for confidential treatment. Separately filed with the Commission.]
(f)

BAT shall assume all cost obligations in respect of or in any way connected with the pursuit, discontinuance or settlement of any Advisor Claim including but not limited to costs, attorneys’ fees, and payments, if any, required by adverse costs orders which may be made against Windward and/or the LLC and/or BAT.

(g)

Any  Advisor Claim Recoveries from any Advisor Claim brought pursuant to this Section 8.6, shall be considered for all intents and purposes as Sequana Recoveries and shall be paid in accordance with Section 10 of this Agreement.

(h)	[Subject to a request for confidential treatment. Separately filed with the Commission.]
8.7 Upon execution of this Agreement, BAT, the LLC and Windward shall enter into a Common Interest Privilege Deed in the form annexed hereto at Schedule II to this Agreement.

CONFIDENTIAL TREATMENT REQUESTED.

8.8 Notwithstanding anything else to the contrary in this Agreement, the Parties agree that the Windward Assignment and any dispute arising out of this Section 8, other than a dispute arising out of Section 8.1(c), shall be governed by English law.

8.9 NCR and API agree that upon reasonable request from the LLC, they will search for documents relevant to the Sequana Dividend Claims and the Advisor Claims, and if any are found to exist, they will be provided to the LLC.

8.10 Should the LLC recover the gross amount of the judgment or settlement from the Sequana Dividend Claims or Advisor Claims, and the receipt of those funds causes a Settling Party to incur tax, the LLC shall reimburse the taxed Settling Party the amount of the tax prior to the payments being paid in accordance with Section 11.

9. Other Litigation Against Non-Parties.

9.1 The Parties shall vigorously pursue reasonable and viable claims and defenses (including as to amounts funded by any Settling Party under this Agreement) that they may have against [Subject to a request for confidential treatment.  Separately filed with the Commission.] and/or Sequana and/or the Advisors (subject to Section 8.6 and Section 9.5), so as to minimize the Settling Parties’ overall exposure to Fox River or Future Sites liabilities.    [Subject to a request for confidential treatment.  Separately filed with the Commission.].

9.2 [Subject to a request for confidential treatment. Separately filed with the Commission.]
9.3 [Subject to a request for confidential treatment. Separately filed with the Commission.]
9.4 [Subject to a request for confidential treatment. Separately filed with the Commission.]
9.5 Nothing in this Section shall require API to pursue any Claims in respect of the Sequana Dividends that API may have, if any, directly against Sequana.
9.6 [Subject to a request for confidential treatment. Separately filed with the Commission.]

10. Payments of Recoveries from Certain Third-Party Litigations.  Within ten (10) Business Days of their receipt, any Recoveries from the below-referenced third-party litigations shall be paid as follows:

10.1 [Subject to a request for confidential treatment. Separately filed with the Commission.]
10.2 [Subject to a request for confidential treatment. Separately filed with the Commission.]

CONFIDENTIAL TREATMENT REQUESTED.

10.3 Sequana Recoveries.    Pursuant to the obligation to pay the Sequana Recoveries to the LLC in Section 8.1(c) and BAT’s obligation to pay Sequana Recoveries to the LLC in Sections 8.2(e),  8.3(c), and 8.6(g), the LLC shall receive any and all Sequana Recoveries obtained.  The LLC shall pay the following portions of any such recoveries to Windward:  (i) three percent (3%) of the first $100 million of any Sequana Recoveries; plus (ii) the first $5 million in any Sequana Recoveries exceeding $100 million; plus (iii) three percent (3%) of any Sequana Recoveries above $105 million to be paid into the bank account designated by Windward in Section 7 of this Agreement.

11. Distributions of LLC Surplus. At the time of the events specified in this Section, the LLC shall pay any funds held by it (the “LLC Surplus”) as follows:

11.1 Upon the later of (i) the conclusion of Site Remediation at the Fox River or (ii) the conclusion of the Sequana Dividend Claims and payment of the Sequana Recoveries (if any) to the LLC, the Settling Parties shall provide the LLC with a notice, in a form substantially similar to Exhibit F of this Agreement, or in the absence of agreement on such a notice, with a decision by the Arbitrator, and the LLC shall make the following payments to the extent funds are available for such payments in the General Payments Account:

(a)

First, to BAT, a dividend or other distribution in an amount equal to the lesser of (i) any funds held by the LLC in the General Payments Account or (ii) an amount equal to the aggregate amount subscribed by BAT for its shares in the LLC under Section 4.1.

(b)

Second, to NCR, an amount equal to the lesser of (i) any funds held by the LLC in the General Payments Account after payment under Section 11.1(a) has been made or (ii) an amount equal to the NCR Adjustment.  NCR shall claim no additional interest on amounts paid to NCR under this Section and shall forever waive any such claim for such additional interest payments for the NCR Adjustment under this Section (except as provided by Sections 5.2(c) and 12.1).

11.2 Future Sites Surplus.
(a)

Any remaining funds held by the LLC in the General Payments Account after the LLC has made the payments specified in Section 11.1 (the “Future Sites Surplus”) shall be applied in accordance with Section 5.3 and shall not be paid to NCR, API or Windward or distributed to BAT, as relevant, for any other purpose during the Term of this Agreement.  Pending such application in accordance with Section 5.3,  the LLC shall adopt an appropriate and prudent investment strategy, subject to the approval of the Parties (such approval not to be unreasonably withheld).  Absent such approval, the LLC shall be authorized to invest the funds on deposit with a reputable, first class, banking institution.

CONFIDENTIAL TREATMENT REQUESTED.

(b)

In the event that BAT makes further payments for the subscription of its shares in the LLC (or otherwise) with respect to Future Sites Costs and thus API commences making payments with respect to Future Sites Costs pursuant to Section 4.3(d), any obligation of API to continue to make additional payments with respect to Future Sites Costs shall be suspended unless and until the entire Future Sites Surplus has been used to fund Future Sites Costs and BAT makes additional payments for the subscription of its shares in the LLC with respect to Future Site Costs (under Section 11.5(d) or otherwise) after receiving its dividends or distributions under Section 11.1 or electing otherwise under Section 11.4,requiring API to make additional payments under Section 4.3(d).

11.3 At Termination (but only after Sections 11.1 and 11.2 have been complied with), the Settling Parties shall provide the LLC with a notice, in a form substantially similar to Exhibit G of this Agreement, or in the absence of agreement on such a notice, with a decision by the Arbitrator, and  the LLC shall make the following payments to the extent funds are available for such payments in the General Payments Account:

(a)

First, to BAT, a dividend or other distribution in an amount equal to the lesser of:  (i) all funds held by the LLC in the General Payments Account or (ii) an amount equal to the aggregate amount subscribed to by BAT for its shares in the LLC pursuant to Section 4.1 minus the sum of the following two items (A) any amounts paid to BAT by way of dividends or other distributions from the LLC under Section 11.1 above (or otherwise elected under Section 11.4) and (B) any amounts paid to BAT by NCR and/or Windward under Section 12 below;

(b)

Second, to NCR, an amount equal to the lesser of:  (i) all remaining funds held by the LLC in the General Payments Account following the payment under Section 11.3(a); or (ii) an amount equal to the NCR Adjustment (as of that date) minus the sum of the following two items (A) any amounts paid to NCR by the LLC under Section 11.1(b) , and (B) any amounts paid to NCR by BAT under Section 12.1;

(c)

Third, to API, an amount equal to the lesser of (i) all remaining funds held by the LLC in the General Payments Account following the payment under Section 11.3(b) or (ii) an amount equal to the aggregate amount API paid under Sections 4.3;

(d)	Fourth, to Windward, the remaining funds held by the LLC in the General Payments Account following the payment under Section 11.3(c).

In the event that any of the Parties receives any Recoveries after the Termination of this Agreement, then the Settling Parties shall allocate the amount of such Recoveries in accordance with this Section 11.3 (giving effect to all prior distributions pursuant to this Section 11.3).

CONFIDENTIAL TREATMENT REQUESTED.

11.4 BAT may elect to cause the LLC to retain any amounts which BAT is entitled to receive as a dividend or distribution under Section 11.1(a), and in such circumstances the LLC shall be free to distribute such amounts to BAT at a later date, or to loan such funds to BAT, or such amounts may be applied by the LLC in respect of Future Sites.  The LLC may use BAT funds it retains under this Section 11.4 to fund sixty percent (60%) of Future Sites Costs paid or incurred by NCR after exhausting the Future Sites Surplus.

11.5 If BAT makes an election under Section 11.4, such election shall not impact the calculation of any payment obligations of API or Windward under the terms of this Agreement and the amounts which BAT would have been entitled to receive as a dividend or distribution under Section 11.1(a) shall be treated for the purposes of the payment obligations of API or Windward as if they had been paid to BAT.  By way of example, and without limitation:

(a)	Windward shall not be obligated to pay Section 6 Payments on any Unreturned Funding Amount to the extent BAT would have been entitled to receive a dividend or distribution under Section 11.1(a);
(b)	such amounts shall be treated as if they had been paid to BAT for purposes of calculating any BAT Shortfall, Excess Liability, and/or Future Excess Liability;
(c)

such amounts shall be treated as if they had been declared as a dividend or distributed to BAT and thereby reduce the amount of the aggregate payments made by BAT under Section 4.1 for the purposes of calculating API’s payment obligations under Section 4.3(c);

(d)

such amounts shall not constitute a payment by BAT towards Future Sites Costs for the purpose of API calculating the amount of its payment obligations under Section 4.3(d) until and to the extent that any portion of such amounts so paid are in fact applied by the LLC towards Future Sites Costs.  By way of further example, if BAT elects that the LLC retain $60 million under Section 11.4 and, after exhaustion of the Future Sites Surplus, the LLC pays $10 million of that money to NCR towards Future Sites Costs, only the $10 million actually paid to NCR shall be considered a payment by BAT towards Future Sites Costs for the purpose of Section 4.3(d).

12. The Settling Parties’ Rights with Respect to Shortfall of Funds.
12.1 BAT and NCR Rights and Agreement as to Either Party’s Shortfall.
(a)

Within thirty (30) Business Days after execution of this Agreement, NCR shall provide BAT on a confidential basis with a copy of the NCR/API Arbitration Record.  API and Windward hereby consent to disclosure of the NCR/API Arbitration Record to BAT.

CONFIDENTIAL TREATMENT REQUESTED.

(b)

On or before June 15, 2015, BAT shall provide NCR with a Notice of Election (in the form in the form annexed hereto as Exhibit C or in substantially the same terms) specifying its selection of either Election A or Election B, as set forth in this Section.

(c)	Election A: if BAT selects Election A, then:
(1)

At any time after Termination, either BAT or NCR shall be authorized to commence an arbitration procedure against each other under section 10(b) of the CSA with respect to the Fox River Costs (the “Election A BAT/NCR Arbitration”).

(2)

In any Election A BAT/NCR Arbitration, BAT shall be allowed to claim that its payments for the subscription of shares in the LLC for the Fox River Costs were made in excess of what BAT was properly required to pay under the CSA, provided that BAT’s sole remedy would be capped at no more than the BAT Shortfall (plus interest) and BAT shall forever waive the right to recover the remainder from NCR;

(3)

In any Election A BAT/NCR Arbitration, NCR shall be allowed to claim that BAT is liable under the CSA for sixty percent (60%) of all Fox River Costs, and thus that BAT was liable for the amounts paid by BAT for subscribing its shares in the LLC, and is further liable to NCR for the NCR Shortfall,  provided that NCR’s sole remedy would be capped at no more than the NCR Shortfall (plus interest) and NCR shall forever waive the right to recover the remainder from BAT.

(d)	Election B: If BAT selects Election B, then:
(1)

At any time after Termination of this Agreement, either BAT or NCR shall be authorized to commence an arbitration procedure against each other under section 10(b) of the CSA with respect to the Fox River Costs (the “Election B BAT/NCR Arbitration”).

(2)

In any Election B BAT/NCR Arbitration, BAT shall be allowed to claim that its payments to subscribe shares in the LLC for the Fox River Costs were made in excess of what BAT was properly required to pay under the CSA, provided that BAT’s sole remedy would be capped at no more than fifty percent (50%) of the BAT Shortfall (plus interest) and BAT shall forever waive the right to recover the remainder from NCR;

(3)	In any Election B BAT/NCR Arbitration, NCR shall be allowed to claim that BAT is liable under the CSA for sixty percent (60%) of CONFIDENTIAL TREATMENT REQUESTED. 31 all Fox River Costs, and thus that BAT was liable for the NCR Shortfall, provided that NCR’s sole remedy would be capped at no more than fifty percent (50%) of the NCR Shortfall (plus interest), and NCR shall forever waive the right to recover the remainder from BAT.

(e)	The election selected in BAT’s Notice of Election shall be final as of June 15, 2015.

12.2 Nothing in this Agreement shall affect NCR’s and BAT’s rights and obligations under the CSA, as between themselves, with respect to Future Sites Costs.  Notwithstanding anything to the contrary in this Agreement, including Section 18, NCR and BAT shall be allowed to arbitrate such rights and obligations, in accordance with the process laid out in section 10(b) of the CSA, at any time.

12.3 BAT Rights Against Windward In Case of a BAT Shortfall.  Notwithstanding the rights BAT has under Sections 12.1 and 12.2, Windward shall indemnify BAT for any BAT Shortfall and for any further liability that BAT may have for the payment of Fox River Costs or Future Sites Costs (the “Excess Liability”), subject to the following limitations:

(a)

As of the Effective Date of the Agreement, Windward’s liability to BAT in respect of any Excess Liability shall be limited to an amount which shall not cause Windward’s net assets to be reduced below $25 million (the “Windward Floor”).

(b)	In the event of Excess Liability, Windward shall make no more than three payments to BAT on the following schedule:
(1)

First payment:  at the same time as that referred to in Section 11.1,  i.e., upon the later of (i) the conclusion of Site Remediation at the Fox River or (ii) the conclusion of the Sequana Dividend Claims and payment of Sequana Recoveries (if any) pursuant to Section 10.3 (the “Initial Measuring Date”).

(2)

Second payment:  at a time of BAT’s choosing, but in no event any sooner than two (2) years after the Initial Measuring Date (the “Second Measuring Date”).  BAT shall provide Windward with notice of its election to receive this second payment one hundred twenty (120) days prior to the Second Measuring Date.

(3)	Final true-up: upon Termination of the Agreement in accordance with Section 29 (the “Final Measuring Date”).
(c)	Windward’s payment on the Initial Measuring Date (“Windward’s Initial Payment”), to the extent that any Excess Liability exists on that date, shall be calculated as follows:

CONFIDENTIAL TREATMENT REQUESTED.

(1)	The Windward Floor shall be increased by the Initial Floor Uplift, if any, calculated in accordance with the formula below in Section 12.3(c)(3).
(2)

There shall be an Initial Floor Uplift in the event that there is a  positive difference between the value of Windward’s net assets as of the Initial Measuring Date (the “Initial Measuring Date Value”) and $25 million (such difference being the “Initial Windward Growth”).

(3)	The Initial Floor Uplift shall be the total of the following:

(1/3 of any Initial Windward Growth up to $30 million of such growth) + (1/2 of any Initial Windward Growth between $30 million and $60 million of such growth) + (2/3 of any Initial Windward Growth above $60 million of such growth).

(4)

Windward’s Initial Payment shall equal the lesser of (a) the Excess Liability or (b) the difference calculated by subtracting (i) the sum of the Windward Floor plus the Initial Floor Uplift from (ii) the Initial Measuring Date Value.

(5)	For clarity, if expressed as a mathematical formula, Section 12.3(c)(4)(b) shall mean as follows:

WIP shall mean Windward’s Initial Payment

WF shall mean the Windward Floor, i.e., $25 million

IFU shall mean the Initial Floor Uplift

IMDV shall mean the Initial Measuring Date Value

WIP = IMDV – (IFU + WF)

(d)	Windward’s payment on the Second Measuring Date (“Windward’s Second Payment”) to the extent Second Excess Liability exists on that date, shall be calculated as follows:
(1)	The Windward Floor shall be increased by the Second Floor Uplift, if any, calculated in accordance with the formula below in Section 12.3(d)(3).
(2)

There shall be a Second Floor Uplift in the event there is a positive difference between $25 million and the Second Adjusted Value, such difference being the “Second Windward Growth”.  The “Second Adjusted Value” shall be equal to the sum of the value of Windward’s net assets as of the Second Measuring Date (the “Second Measuring Date Value”) plus Windward’s Initial Payment.

CONFIDENTIAL TREATMENT REQUESTED.

(3)	The Second Floor Uplift shall be the total of the following:

(1/3 of the Second Windward Growth up to $30 million of such growth) + (1/2 of the Second Windward Growth between $30 million and $60 million of such growth) + (2/3 of Second Windward Growth above $60 million of such growth).

(4)

Windward’s Second Payment shall equal the lesser of (a) the Excess Liability plus the Second Excess Liability less Windward’s Initial Payment or (b) the difference calculated by subtracting (i) the sum of the Windward Floor, the Second Floor Uplift and Windward’s Initial Payment from (ii) the Second Adjusted Value.

(5)	For clarity, if expressed as a mathematical formula, Section 12.3(d)(4)(b) shall mean as follows:

WIP shall mean Windward’s Initial Payment
WF shall mean Windward’s Floor, i.e. $25 million
SFU shall mean the Second Floor Uplift
SAV shall mean the Second Adjusted Value
WSP shall mean Windward’s Second Payment

WSP = SAV – (WF + SFU + WIP)

(6)	If the value of the calculation for Windward’s Second Payment in Section 12.3(d)(4)(b) is a positive number, then Windward shall pay BAT that amount.
(7)

If the value of the calculation for Windward’s Second Payment in Section 12.3(d)(4)(b) is a negative number, then BAT shall reimburse Windward the positive value of that amount (the “Interim BAT Rebate”).

(e)

At Termination of this Agreement, the Settling Parties shall calculate whether Windward shall make Windward’s Final Payment to BAT or receive the Final BAT Rebate from BAT (“Windward’s Final True-Up”).  Windward’s Final True-Up shall be calculated as follows:

(1)	The Windward Floor shall be increased by the Final Floor Uplift, if any, calculated in accordance with the formula below in Section 12.3(e)(3).
(2)

There shall be a Final Floor Uplift that shall be equal to the positive difference between $25 million and the True-Up Value, such difference being the “Final Windward Growth.”  The “True-Up Value” shall be equal to the sum of the value of Windward’s net assets as of the Final Measuring Date (“Final Measuring Date

CONFIDENTIAL TREATMENT REQUESTED.

Value”) plus Windward’s Initial Payment, plus Windward’s Second Payment (whether the value of Windward’s Second Payment is positive or negative).
(3)	The Final Floor Uplift shall be the total of the following:

(1/3 of the Final Windward Growth up to $30 million of such growth) + (1/2 of the Final Windward Growth between $30 million and $60 million of such growth) + (2/3 of Final Windward Growth above $60 million of such growth).

(4)

Windward’s Final True-Up shall equal the lesser of (a) the sum of Excess Liability plus Second Excess Liability plus Further Excess Liability less Windward’s Initial Payment or (b) the difference calculated by subtracting (i) the sum of the Windward Floor, the Final Floor Uplift, Windward’s Initial Payment plus Windward’s Second Payment (whether the value of Windward’s Second Payment is positive or negative) from (ii) the True-Up Value.

(5)	For clarity, if expressed as a mathematical formula, Section 12.3(e)(4)(b) shall mean as follows:

WIP shall mean Windward’s Initial Payment

WSP shall mean Windward’s Second Payment

WF shall mean the Windward Floor, i.e., $25million

FFU shall mean the Final Floor Uplift

TUV shall mean the True-Up Value

WFTU shall mean Windward’s Final True-Up

WFTU = TUV–  (FFU + WF + WIP+WSP)

(6)	If the value of the calculation in Section 12.3(e)(4)(b), is a positive number, then Windward shall pay BAT that amount (“Windward’s Final Payment”).
(7)	If the value of the calculation in Section 12.3(e)(4)(b), is a negative number, then BAT shall reimburse Windward the positive value of that amount (the “Final BAT Rebate”).

(a) Windward and BAT agree that Baker Tilly LLP shall be appointed to calculate Windward’s net assets in accordance with UK GAAP principles on or as soon as practical after the Initial Measuring Date, the Second Measuring Date, and the Final Measuring Date for the purpose of determining the Initial Measuring Date Value, the Second Measuring Date Value and the Final Measuring Date Value.

CONFIDENTIAL TREATMENT REQUESTED.

(f)	Notwithstanding anything in this Section 12.3 to the contrary, BAT may not seek from Windward indemnification under this Section 12.3 for amounts it is seeking or will seek from API under Section 4.3.
(g)

Windward’s Initial Payment, Windward’s Second Payment (or the Interim BAT Rebate), and Windward’s Final Payment (or the Final BAT Rebate) shall constitute full satisfaction of the indemnity provided by Windward to BAT herein by this Section 12.3.

(h)	Notwithstanding anything else to the contrary in this Agreement, the Parties agree that any dispute arising out of this Section 12.3 shall be governed by English law.
(i)

BAT and NCR shall have no recourse against Windward for any liability relating to the Fox River or Future Sites other than that provided to BAT under this Section 12.3.  For the avoidance of doubt, the Parties may enforce all obligations that Windward has under this Agreementin accordance with Section 18..

13. Limitation of API Liability.

13.1 Notwithstanding anything in this Agreement to the contrary, in no event shall API’s liability for Fox River Costs and Future Sites Costs exceed the following, collectively defined as the “API Caps”:

(a)	$25 million for any payments made under the Agreement in respect of Fox River Costs, including payments by API under Sections 4.3(a), (b) and (c) (the “API Fox River Cap”); and
(b)	$25 million for any payments made under the Agreement in respect of Future Sites Costs, including payments by API under Section 4.3(d) (the “API Future Sites Cap”).

For the avoidance of doubt, payments made by or on behalf of API prior to the Effective Date towards Fox River Costs or Future Sites Costs shall not be considered when calculating API’s payments towards the API Caps.

13.2 For the avoidance of doubt, in no event shall API’s liability under the Agreement exceed $7.5 million during any calendar year (with the exception of the aggregate payments made by API under Sections 4.3(b) and 4.3(c)to be made in the 2015 calendar year).

13.3 API acknowledges and agrees that, under the circumstances, the settlement payments being made by API pursuant to Section 4.3 are to resolve disputes, remove litigation risks, and avoid potential financial issues that might arise should the Settling Parties not enter into an agreement.  Windward has neither approved nor disapproved of API making these settlement payments.  The amounts ultimately paid by API as settlement payments pursuant to

CONFIDENTIAL TREATMENT REQUESTED.

Section 4.3 are not payments API may properly seek indemnification for from Windward under the Windward/API Indemnity Agreements.  Windward acknowledges and agrees that it shall not have any right to any payments or credits that API receives as a result of payments under Section 11.   Nothing in the Agreement, including API making the payments pursuant to Section 4.3 of this Agreement, shall relieve Windward of its obligations under the Windward/API Indemnity Agreements, such agreements having not been amended or modified as stated in Section 21.4 of this Agreement.  API and Windward expressly reserve all rights under the Windward/API Indemnity Agreements and do not waive any rights or obligations under the Windward/API Indemnity Agreements.

13.4 The Parties shall have no further recourse against API for any liability relating to the Fox River or Future Sites beyond the API payments required by this Agreement up to the API Caps provided by this Section 13.  For the avoidance of doubt, any payments made by API under Section 10.2 shall not erode the API Caps.

13.5 BAT acknowledges that the API Caps shall have no effect on, and shall not reduce or modify in any respect, BAT’s obligations to NCR as a joint and several obligor under the CSA.    For the avoidance of doubt, NCR acknowledges and agrees that any amounts paid by API, provided to NCR as funding under the terms of this Agreement and not repaid to API shall not be recoverable in any Claim against BAT under the CSA or this Agreement, and BAT acknowledges and agrees that any amounts paid by API, provided to NCR as funding under the terms of this Agreement and not repaid to API shall not be recoverable in any Claim against NCR under the CSA or this Agreement.

13.6 API acknowledges that at the Termination, and in consideration of the API Caps, API shall forever waive any and all claims that API asserted or could have asserted against NCR in the NCR/API Arbitration.

14. NCR Purchases of Paper from API.  Ninety (90) days after the execution of this Agreement, NCR shall resume purchases of paper products from API on commercial terms to be agreed by NCR and API.  For the avoidance of doubt, this Section and any subsequent agreements between NCR and API concerning the purchase or sale of paper products, shall not be subject to the covenant not to sue as set forth in Section 16 or the alternative dispute resolution procedures set forth in Section 18.

15. Financial Disclosures.
15.1 Windward Financial Disclosures to BAT.
(a)

Windward shall provide BAT copies of its annual accounts prepared in accordance with UK GAAP, as filed with Companies House, and a copy of its unabbreviated financial statements, if any exist,  within (14) days of the date on which the accounts are filed at Companies House.

(b)	BAT may request that Windward’s annual accounts, as filed with Companies House, be audited. If BAT makes such a request, Windward CONFIDENTIAL TREATMENT REQUESTED. 37 shall forthwith direct Baker Tilly LLP to conduct the audit and provide its audited accounts to BAT as soon as reasonably practical. The costs of such audit shall be borne entirely by Windward.
(c)	BAT may also request an annual in-person meeting with Windward to discuss financial matters, upon reasonable notice, and Windward shall attend such a meeting.
(d)

No Party to this Agreement, other than BAT, shall be entitled to the information disclosed by Windward pursuant to this Section, and BAT shall agree to keep any information disclosed by Windward pursuant to this Section in strict confidence.

(e)	Notwithstanding anything else to the contrary in this Agreement, the Parties agree that any dispute arising out of this Section 15.1 shall be governed by English law.

15.2 Financial Disclosures of API.  API shall make available to the Settling Parties all quarterly and annual reports it files with the Securities and Exchange Commission (provided that availability of such reports on the SEC Edgar services shall be deemed to satisfy API’s obligations hereunder).  In addition, API shall answer any reasonable questions of the Settling Parties with respect to its financial circumstances.

16. Covenants

16.1 During the term of this Agreement, no Party shall initiate any legal action relating to the subject matter of this Agreement against any other Party, whether in any court, in arbitration or otherwise, except (i) as provided for in Section 18 of this Agreement; or (ii) as it relates to Sections 12.2 or 14; or (iii) as otherwise agreed to by the parties to the proposed action.

16.2 Each Party confirms to the other Parties that it does not believe that any of the payments, transfers or assignments of amounts, rights or assets contemplated by this Agreement which are to be made by it or on its behalf give rise to any obligation to withhold or deduct amounts in respect of any taxation, and that therefore it intends to make all such payments, transfers or assignments of amounts, rights or assets contemplated by this Agreement without any withholding or deduction on account of any taxes, provided that if, after the Effective Date, any Party concludes prior to making any payments, transfers or assignments of amounts, rights or assets contemplated by this Agreement,  and prior to making any deduction for withholding, that contrary to its intention as expressed in this Section 16.2 it is required to withhold any such taxes, such Party shall (i) provide notice to the Parties of such conclusion no later than fourteen (14) Business Days prior to the making such the relevant  payments, transfers or assignments of amounts, rights or assets contemplated by this Agreement and prior to any withholding and (ii) cooperate reasonably with the Parties with a view to mitigating or avoiding the requirement for such withholding, if possible to do so.

CONFIDENTIAL TREATMENT REQUESTED.

16.3 The Parties agree that should the operation of any provision of this Agreement be adversely impacted by any changes in any applicable laws the Parties will work together to amend this Agreement in accordance with Section 21 to implement a suitable alternative arrangement for the provisions of this Agreement adversely impacted.

17. Enforcement.  Nothing in this Agreement shall be construed to create any additional rights and obligations between NCR and Windward that are not expressly stated in this Agreement;  provided that any Party may enforce the terms of this Agreement, including against any other Party or the Parties.

18. Alternative Dispute Resolution Procedures.  All disputes between the Parties arising out of or related to this Agreement (except those that arise under Sections 12.1,  12.2, and 14) shall be resolved as follows:

18.1 Before invoking any proceeding involving the Arbitrator or Mediator and subject to Sections 5.2(c) and 5.3(b), a Party must provide written notice of a dispute (“Dispute Notice”) to the other Parties, setting out the dispute in reasonable detail, and within ten (10) Business Days following transmission of the Dispute Notice representatives for each Party with authority to settle disputes (subject to Board approval) under this Agreement shall have at least one substantive meeting in person or by telephone and attempt to settle any dispute.

18.2 Should direct negotiations not resolve any dispute in the thirty (30) days following transmission of the Dispute Notice, the Parties shall submit all disputes arising under or relating to this Agreement (except those that arise under Sections 12.1,  12.2, and 14) before a single Mediator on an expedited basis, which shall be initiated by providing written notice of a mediation (“Mediation Notice”) to the other Parties and the Mediator,  that describes the dispute(s); any Party may reply to the Mediation Notice within five (5) Business Days.  After receipt of a Mediation Notice, the Mediator shall have the discretion to request limited submissions on any issues submitted to the Mediator.  Within fifteen (15)  days following transmission of a Mediation Notice, representatives for each Party with authority to settle disputes under this Agreement shall have at least one substantive meeting with the Mediator in person or by telephone and attempt to settle any dispute(s); provided that if the dispute has not been resolved within thirty (30) days following the transmission of a Mediation Notice, any mediation under this Section shall then terminate unless otherwise agreed by the Parties.

18.3 Should mediation not resolve the dispute, the Parties shall arbitrate all disputes arising under or relating to this Agreement (except those that arise under Sections 12.1,  12.2, and 14) before a single Arbitrator on an expedited basis, which shall be initiated by filing a demand with the Arbitrator (“Arbitration Demand”) that describes the dispute(s); any Party may reply to the Arbitration Demand within ten (10) Business Days.  Any arbitration under this Section shall be conducted as follows:

(a)

Any arbitration shall be conducted through affidavits, with no live direct testimony, which shall be submitted by the initiating Party thirty (30) days following filing of the Arbitration Demand, and by the responding Party or Parties forty-five (45) days following filing of the Arbitration Demand.

CONFIDENTIAL TREATMENT REQUESTED.

(b)

The Arbitrator shall have the discretion to request limited submissions on any issues submitted to the Arbitrator.  In any such submissions requested by the Arbitrator, except to the extent applicable law mandates the contrary, no Party shall assert any mediation or settlement privilege for communications or documents prepared by a Party or jointly by the Parties in connection with the 1998 mediation between API/BAT and NCR, the 1999 mediation among members of the Fox River Group, the 2011 mediation among parties identified by the government as potentially responsible for cleaning up the Fox River, the 2012 mediation between API and NCR, and the 2014 mediation among NCR, API, BAT and Windward.

(c)

The Arbitrator shall not hear any claims or disputes concerning payments under Sections 4,  5,  6, or 10 unless the Party disputing an obligation to make a payment under those Sections has made the payment disputed under those Sections, provided that with regard to payments under Section 6, the Arbitrator may hear a claim or dispute that the amount of Section 6 Payments was calculated in error as long as the party raising the claim or dispute has paid the amount not in dispute.

(d)

Upon the request of any Party in a dispute, and provided that all Parties are entitled to make submissions to the Arbitrator supporting or opposing such request, the Arbitrator shall have the discretion to order that the Arbitration Decision be released from the “locked box” as set forth in Section 2.1.  Nothing in this subsection shall limit the power of the Arbitrator to order any other action or award any other remedy under this Section 18.

(e)

All decisions of the Arbitrator shall be issued not later than ninety (90) days following filing of the Arbitration Demand, and shall be final and binding upon the Parties.  Any decisions of the Arbitrator shall be reflected in an award in writing, signed by the Arbitrator, and executed in the manner required by law.  Unless otherwise mutually agreed by the Parties in writing, the Arbitrator need not render a reasoned award unless the Arbitrator determines that a reasoned award is appropriate.

(f)	A Party may seek to enter judgment on any award rendered by the Arbitrator under Section 18.3(e) at any time after the award is rendered, which judgment shall be entered in accordance with Section 24.
(g)	If a dispute arises under Sections 2.2, 8, 12.3 and 15.1 (each of which is an “English Law Dispute”), the Arbitrator shall:
(1)

request that a report (the “English Law Expert Report”) be prepared by Michael Brindle QC (the “English Law Expert”) advising the Arbitrator as to the principles of English Law that

CONFIDENTIAL TREATMENT REQUESTED.

apply to the English Law Dispute.  If the English Law Expert is unavailable, the Parties shall designate an alternative English Law Expert by mutual agreement.  In the absence of such agreement, the Arbitrator shall appoint an English Law Expert, who shall be an English barrister holding the title of Queen’s Counsel, for the purposes of dealing with the English Law Dispute that has arisen;

(2)	provide a copy of the English Law Expert Report to the Parties to the dispute and provide such Parties the opportunity to comment or otherwise challenge conclusions in the English Law Expert Report;
(3)	request that the English Law Expert advise the Arbitrator as to how English law would apply to the dispute at issue; and
(4)

and issue an award determining the English Law Dispute in consultation with the English Law Expert.  The Arbitrator, in determining the dispute, will incorporate the English Law Expert Report to form the legal basis of the award, unless the Arbitrator considers that there are good reasons not to do so.

18.4 The Mediator designated by the Parties under this Section shall be Robert H. Mnookin, Williston Professor of Law, Harvard Law School, Hauser Hall 416, Cambridge, Massachusetts 02138, or if such Mediator is unavailable, the Parties shall designate an alternative Mediator by mutual agreement.  In the absence of agreement, the matter shall be submitted to the Judicial Arbitration and Mediation Services office in New York, New York, which shall in each case determine the designation of the Mediator in its discretion, subject to the provisions of Section 18 of this Agreement.

18.5 The Arbitrator designated by the Parties under this Section shall be Judge Barbara S. Jones, or if such Arbitrator is unavailable, the Parties shall designate an alternative Arbitrator by mutual agreement.  In the absence of agreement, the matter shall be submitted to the Judicial Arbitration and Mediation Services office in New York, New York, which shall in each case determine the designation of the Arbitrator in its discretion, subject to the provisions of Section 18 of this Agreement.

18.6 For any mediation or arbitration conducted under this Section 18, the costs of such mediatior and/or arbitrator shall be borne equally between the Parties participating in such mediation and/or arbitration.

19. No Admissions.  The Parties agree that by entering into this Agreement none of the Parties is making any form of admission of liability under any pre-existing agreements of the Settling Parties or under CERCLA.  No Party shall use the Heads of Terms or this Agreement in any litigation or otherwise to argue that any form of admission has been made.  For the avoidance of doubt,  any Party may offer the Heads of Terms or this Agreement in an arbitration

CONFIDENTIAL TREATMENT REQUESTED.

pursuant to Section 18 to interpret the intent of this Agreement if the Arbitrator finds a term of this Agreement to be ambiguous.

20. Assignments.  No Party to this Agreement may assign any of its rights or obligations under this Agreement, and any such purported assignment shall be null and void without the prior written consent of all of the Settling Parties hereto, which consent may be granted or withheld in each Settling Party’s sole discretion; provided that no Settling Party’s consent shall be required in connection with a merger or sale of substantially all assets of a Settling Party.

21. Waiver and Amendments.

21.1 No failure or delay by any Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No waiver of any provision of this Agreement or consent to any departure by any Party therefrom shall in any event be effective without the mutual consent of all of the Settling Parties, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

21.2 Neither this Agreement nor any provision hereof  (including, for the avoidance of doubt, the Schedules and Exhibits annexed hereto)  may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by all of the Parties with respect to which such waiver, amendment or modification is to apply.

21.3 Nothing in this Agreement shall be construed to waive or cap any liability of BAT under the CSA (except as provided in Section 12.1 and Section 13.5).

21.4 This Agreement shall not waive, amend, modify, affect, vary or otherwise alter the terms of the Windward/API Indemnity Agreements, and the Windward/API Agreements are not subject Section 16.1 or Section 18 of this Agreement.

22. Notices.  All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by certified mail, return receipt requested, or by an internationally recognized courier service, or upon transmission if sent by electronic mail with confirmation of receipt at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

CONFIDENTIAL TREATMENT REQUESTED.

if to the LLC:BTI 2014 LLC

103 Foulk Road

Suite 400

Wilmington, DE 19803

USA

Phone:  (502) 371-1724

Attn:  Michael J. Walter, President & Timothy J. Hazlett, Vice President & Secretary

Email:    mike_walter@bat.com

with copies to:

NCR, API, BAT and Windward

if to NCR:

NCR Corporation

7 World Trade Center

250 Greenwich Street

New York, NY 10007

Telephone:(212) 589-8417

Email:jennifer.daniels@ncr.com

edward.gallagher@ncr.com

Attn:Jennifer Daniels & Edward Gallagher

with copies to:

API, BAT and Windward

and

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Email: dmcatee@cravath.com

yeven@cravath.com

Attention:  Darin P. McAtee & Yonatan Even

CONFIDENTIAL TREATMENT REQUESTED.

if to BAT:

BAT Industries p.l.c.

Globe House

4 Temple Place

London

WC2R 2PG

Telephone:+44 (0) 20 7845 1511

Attn:Nicola Snook, Company Secretary

with a copy to:

BATLaw Limited

Globe House

4 Temple Place

London

WC2R 2PG

Telephone:+44 (0) 20 7845 6708

Fax:+44 (0) 20 7395 0241

Attn:  Gareth Cooper, Managing Director and Annaliese Hemsley, Head of Commercial and Product Litigation

and

NCR, Windward, the LLC and API

and

Debevoise & Plimpton LLP

65 Gresham Street

London ECV 7NQ

Email: klloyd@debevoise.com

rlawton@debevoise.com

Attn:  Kevin F. Lloyd & Richard Lawton

if to API:

Appvion, Inc.

825 East Wisconsin Avenue

P.O. Box 359

Appleton, Wisconsin 54912-0359

Telephone:(920) 734-9841

Email:tvanstraten @appvion.com

pbarker@appvion.com

Attn:  Tami L. Van Straten & Pam Barker

with a copy to:

NCR, Windward, the LLC and BAT

CONFIDENTIAL TREATMENT REQUESTED.

and

DLA Piper LLP (US)

203 North LaSalle Street

Suite 1900

Chicago, Illinois 60601-1293

Email:  neal.aizenstein@dlapiper.com

Attn:  Neal Aizenstein

if to Windward:

[Subject to a request for confidential treatment.  Separately filed with the Commission.]

with a copy to:

NCR, BAT, the LLC and API

and

Company Secretary

Windward Prospects Ltd.

Mitre House

160 Aldersgate St.

London EC1A 4DD

Email:  lrp@windwardprospects.com

23. Confidentiality.

23.1 Unless otherwise mutually agreed by the Parties, neither this Agreement, nor any of its terms or substance, shall be disclosed, directly or indirectly, to any other Person except (a) to a Party’s officers, directors, stakeholders, employees, attorneys, accountants, lenders and advisors on a confidential and need-to-know basis, or (b) such Persons that execute nondisclosure agreements maintaining the confidentiality of this Agreement, or (c) the Mediator and/or Arbitrator and/or English Law Expert as the case may be, or (d)  as required by applicable law or compulsory legal process (in which case the Parties agree to inform each other promptly thereof sufficiently in advance to permit a Party to object or to seek to limit, quash or protect any disclosure), or (e) with the consent of the Parties, such consent not to be unreasonably withheld, NCR may disclose the substance of this Agreement to the United States Department of Justice pursuant to CERCLA settlement discussions concerning the Fox River Site and/or Future Sites; provided that nothing in this Section shall prevent any Party from disclosing this Agreement, its terms or substance if such disclosures are required by any applicable securities laws.

23.2 The Parties shall treat as confidential all confidential information provided to any Party by or on behalf of any other Party hereunder; provided that nothing herein shall prevent any Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, (b) upon the request or demand of any

CONFIDENTIAL TREATMENT REQUESTED.

regulatory authority having jurisdiction over any Party or its Affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by a Party in violation of this paragraph, (d) to a Party’s Affiliates and to Party or to a Party’s Affiliates respective employees, legal counsel, independent auditors and other experts or agents who are informed of the confidential nature of such information, in all instances provided such Affiliate and individuals have a need to know, or (e) to a Party’s consultants or advisors who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions.  In the event of a contemplated disclosure under subparts (a) and (b) of this Section 23.2, the Parties agree to inform each other promptly thereof sufficiently in advance to permit a Party to object or to seek to limit, quash or protect any disclosure to the extent they are reasonably able to do so.

24. Governing Law; Jurisdiction.    Except as specifically provided in Section 2.2,  8.8,  12.3 and 15.1, this Agreement, and the relationships created by it and the transactions occurring under it, shall be governed by, and construed in accordance with, the law of the State of New York, without reference to principles of conflicts of law that would result in the application of any other state’s or country’s laws.    For the purposes of enforcing any award issued pursuant to Section 18, each Party submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement.

25. Entire Agreement.    In addition to the CSA, this Agreement together with the Exhibits and Schedules constitutes the entire contract between the Parties relative to the subject matter hereof,  except to the extent expressly set forth in this Agreement, including but not limited to Section 21.4.  Unless otherwise specified in a previous agreement, any other previous agreement (other than the CSA and the Windward/API Indemnity Agreements) among the Parties with respect to the subject matter hereof is superseded by this Agreement.  Except as may be expressly referenced in this Agreement, this Agreement does not alter in any respect the CSA or the Windward/API Indemnity Agreements.

26. No Third Party Beneficiaries.  Nothing in this Agreement or in the LLC Agreement, expressed or implied, is intended to confer upon any Person (other than the Settling Parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the LLC) any benefits, rights, remedies, obligations or liabilities under or by reason of this Agreement or the LLC Agreement.  The Parties also do not intend to reduce or limit the liability or responsibility of any PRPs by entering into this Agreement.

27. Invalidity.

27.1 The terms of this Agreement shall be interpreted in such a manner as to be effective, valid and binding upon the Parties.  Subject to Section 27.2 below, in the event that any one or more of the provisions of this Agreement are held by a Judicial Authority to be invalid, illegal, or unenforceable in any respect, such provision(s) shall be ineffective to the extent of such invalidity, illegality, or unenforceability without invalidating the remainder of

CONFIDENTIAL TREATMENT REQUESTED.

such provision or provisions or any other provisions hereof not found to be invalid, illegal or unenforceable.

27.2 In the event that a Judicial Authority makes a determination which renders one or more of the Material Obligations invalid, illegal or unenforceable by one or more of the Parties and such determination has been appealed to the fullest extent permitted under the applicable law and a stay or reversal of the first instance judgment has not been granted (an  “Invalidity Event”), this Agreement in its entirety shall become ineffective, invalid and non-binding upon the Parties under applicable law, except for Sections 27.2, 27.3 and 27.4, which shall remain in full force and effect.  For the avoidance of doubt, an Invalidity Event does not occur in the event solely of a breach, material or otherwise, of this Agreement or any of its Material Obligations.    In the event of such an Invalidity Event, the Settling Parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible to the end that the arrangements contemplated herein are fulfilled to the fullest extent possible.

27.3 In the event of an Invalidity Event, and provided that the Settling Parties are unable to reach an amended agreement so as to effect the original intent of the Parties as closely as possible, the Parties specifically agree that:

(a)

The limitation period or other time-based defenses (if any) that may otherwise be applicable to any Claim or Claims any Party may have against any other Party under any pre-existing agreements or otherwise, including but not limited to the BAT Indemnity Claims or the API Counterclaims, shall be deemed to have been tolled between the Effective Date and ninety (90) days after the date that the payments referred to in Section 27.3(d) have been made.

(b)

With respect to any Claim or Claims any Party may have against any other Party under any pre-existing agreements or otherwise, including but not limited to the BAT Indemnity Claims or the API Counterclaims, no Party shall (i) assert a defense of waiver, estoppel, laches, or any other defense or equitable doctrine based in whole or in part on the passage of time (only as to the period of time between the Effective Date and ninety (90) days after the date that the payments referred to in Section 27.3(d) have been made); or (ii) assert any objection that the Claim or Claims was previously discontinued under Section 2.2;  or (iii) oppose any application or motion to set aside the UK Indemnity Proceedings Order.

(c)

(1) For the avoidance of doubt, BAT shall be entitled to commence or bring any claim or counterclaim arising out of the facts which are the same or substantially the same as those within the UK Indemnity Proceedings which BAT has agreed to discontinue pursuant to Section 2.2(d) above and no party to this agreement shall oppose any application made to the Court by BAT pursuant to CPR rule 38.7.

CONFIDENTIAL TREATMENT REQUESTED.

(2) For the avoidance of doubt, API shall be entitled to commence or bring any claim or counterclaim arising out of the facts which are the same or substantially the same as those within the UK Indemnity Proceedings which API has agreed to discontinue pursuant to Section 2.2(f) above and no party to this agreement shall oppose any application made to the Court by API pursuant to CPR rule 38.7.

(3) The parties agree to take all reasonable and necessary steps to implement the provisions of this Section 27.3(c), including the execution of documents necessary to obtain an order by consent, in substantially the same form as attached hereto as Exhibit B1, to permit BAT and API to commence any claims or counterclaims, if such an order by consent is necessary for such purpose;

(d)

Within thirty (30) Business Days of the Invalidity Event, and following the negotiation in good faith under this Section 27 during such thirty (30) Business Day period, NCR and BAT shall repay to Windward $6.25 million ($2.5 million from BAT; $3.75 million from NCR) of the amount Windward paid under Section 4.2 of this Agreement, and NCR and BAT shall repay to API fifty percent (50%) of the amount API paid under Sections 4.3(a) and 4.3(b) of this Agreement that have been paid to NCR (to be split equally by NCR and BAT), and NCR shall repay to API sixty two and a half percent (62.5%) of the amount API paid under Section 4.3(c) in the year 2015 and thirty seven and a half percent (37.5%) of any amount API paid under Section 4.3(c) in the year 2016 that has been paid to NCR, provided that any payment made under this Section shall be made without prejudice to any Party’s rights under the Arbitration Decision or the CSA;

(e)

Unless otherwise agreed by Windward and BAT, BAT shall transition control of the Sequana Dividend Claims back to Windward in an orderly and timely manner, and Windward shall vigorously pursue those claims; and

(f)

After the payments in Section 27.3(d) have been made, each of NCR and API shall be free unilaterally, without the consent or participation of the other, to cause the “locked box” referenced in Section 2.2 to be opened and to move to enforce the Arbitration Decision.

27.4 For the avoidance of doubt, nothing in this Section 27 shall vary or affect the terms of the Common Interest Privilege Deed which shall continue to bind Windward and BAT.

28. Costs.    Except as otherwise separately agreed as between Windward and API with respect to their respective costs and as provided in Section 3.2(i), each Settling Party shall bear its own costs in executing this Agreement and in discharging its obligations and liabilities under this Agreement.

CONFIDENTIAL TREATMENT REQUESTED.

29. Term of the Agreement.  The Term of this Agreement shall be from the Effective Date to until the later of (i) the conclusion of Site Remediation at the Fox River, or (ii) the conclusion of the litigation (including all appeals) concerning the Sequana Dividend Claims and Advisor Claims (to the extent such Advisor Claims are pursued)and receipt by the LLC of the Sequana Recoveries (if any) to the LLC pursuant to Section 10.3, or (iii) the resolution of all liability (except costs associated with Long Term Monitoring) with respect to the Fox River, the Kalamazoo River and any other Future Site for which a Claim against NCR or API has been made prior to the resolution of liability (except costs associated with Long Term Monitoring) with respect to the Fox River and Kalamazoo River (the “Term” or “Termination”).  Upon Termination of this Agreement and subject to Sections 2.2,  10,  11.3,  12,  13,  17, and 18,  which shall survive the Termination of this Agreement, the Parties’ relationships shall be governed by any pre-existing agreements and any judgments or awards made pursuant to such agreements, to the extent that such pre-existing agreements, judgments or awards remained in effect and are not altered by this Agreement.

30. Limited Recourse.  Notwithstanding anything to the contrary contained in this Agreement and provided that the LLC has acted in accordance with the LLC Principles, in any action or proceeding brought to enforce any obligation of the LLC under this Agreement, any judgment, decree or other remedy shall be enforceable against the LLC only to the extent of the assets of the LLC available to make payments or distributions in accordance with this Agreement (collectively, the “Recourse Assets”).  Any judgment, decree or other remedy obtained against the LLC shall not be subject to the execution on, nor shall be a lien on any assets of any manager, officer, director, agent or other representative, stockholder, equity holder, or member (whether direct or indirect), successor or assign of the LLC.  BAT hereby covenants that it shall not take any action to cause the LLC to dissipate the Recourse Assets.  For the avoidance of doubt, nothing in this Section 30 shall be construed to limit the rights of any Party to enforce this Agreement against any other Party for a failure to fund or pay the LLC as required by Sections 4, 5, 6 or 10 of this Agreement.

31. Counterparts.  This Agreement may be executed in any number of counterparts  with the same effect as if signatures on the separate counterparts were on a single copy of this Agreement.  Transmission or other customary means of electronic transmission (e.g., “pdf” via electronic mail) shall be as effective as delivery of a manually signed counterpart of this Agreement.

[SIGNATURE PAGES TO FOLLOW]

CONFIDENTIAL TREATMENT REQUESTED.

IN WITNESS WHEREOF, this Agreement has been duly executed by NCR, API, Windward, BTI 2014 LLC and BAT on September 20, 2014.

/s/ Gareth Cooper Gareth Cooper BATLaw Limited, for and on behalf of B.A.T Industries p.l.c.	________________________ Witness
/s/ Gerard Barron Gerard Barron Director Windward Prospects Ltd.	________________________ Witness
/s/ Mark R. Richards Mark R. Richards Appvion, Inc.
/s/ Jennifer M. Daniels Jennifer M. Daniels NCR Corporation
/s/ Michael J. Walker Michael J. Walter BTI 2014 LLC

CONFIDENTIAL TREATMENT REQUESTED.